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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 12, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERSPACE COMMUNICATIONS, INC.
(Name of small business issuer in its charter)

Colorado	7372	84-1577562
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

John P. Yeros, Chairman
8480 East Orchard Road, Suite 6600
Greenwood Village, CO 80111
(303) 566-6500
(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

Copies to:
Donald Salcito, Esq. Perkins Coie LLP 1899 Wynkoop Street, Suite 700 Denver, Colorado 80202 (303) 291-2300	Samuel E. Wing, Esq. Jones & Keller, P.C. 1625 Broadway, Sixteenth Floor Denver, Colorado 80202 (303) 573-1600

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Units, consisting of one share of common stock and one warrant to purchase one share of common stock(3)	1,725,000	$5.00	$8,625,000	$1,092.79

Common stock included in the units	1,725,000	—	—	—

Warrants to purchase common stock included in units	1,725,000	—	—	—

Common stock underlying public warrants	1,725,000	$5.75	$9,918,750	$1,256.70

Representative's options:
Units, consisting of one share of common stock and one warrant to purchase one share of common stock(4)	150,000	$.001	$150	$.02

Common stock included in representative's options	150,000	$6.00	$900,000	$114.03

Warrants included in representative's options	150,000	$.001	$150	$.02

Common stock underlying representative's warrants	150,000	$6.00	$900,000	$114.03

Total				$2,577.59

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of a stock split, stock dividend, triggering of any anti-dilution provisions in the representative's warrant for the purchase of common stock or similar transaction involving the common stock of the Registrant. No additional registration fee has been paid for these shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)
Includes units the underwriters have the option to purchase from us to cover over-allotments, if any.

(4)
Issuable upon exercise of the representative's options to purchase units consisting of common stock and warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2004

PRELIMINARY PROSPECTUS

1,500,000 Units
Each Unit Consisting of One Share of Common Stock
and
One Warrant to Acquire One Share of Common Stock

HYPERSPACE COMMUNICATIONS, INC.

        This is our initial public offering of units consisting of shares of our common stock and warrants to purchase shares of our common stock. Prior to this offering no public market has existed for the units, our common stock or warrants. We currently estimate that the offering price for our units will be $5.00 per unit.

        The units offered hereby have been approved for trading on the American Stock Exchange under the symbol "            ". The common stock and warrants will initially trade as a unit, until separated, upon the earlier of one year from the date of this Prospectus, or upon 30 days prior written notice from the representative of the underwriters, which shall be determined in its sole and absolute discretion, but in no event less than 60 days immediately following this offering. When separated the common stock and warrants will trade separately on the American Stock Exchange under the symbols "            " and "            " respectively.

        Investing in our securities involves a high degree of risk. You should read the discussion of material risks of investing in our securities in "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds to us, before expenses	$	$

        The underwriters may also purchase up to an additional 225,000 units from us, less the underwriting discount and commissions, within 60 days from the date of this prospectus, to cover over-allotments, if any.

        The underwriters are offering the common stock on a firm commitment basis as set forth under "Underwriting." The underwriters expect to deliver the units to purchasers on or about                         , 2004.

Neidiger, Tucker, Bruner, Inc.	Pali Capital, Inc.

The date of this Prospectus is            , 2004.

HyperTunnel Network

Los Angeles LAN
Denver Data Center LAN
File, Application, Internet & db Servers
New York LAN
HTG
T1
HTS
T1
T1
HTG
HTC
dial-up
Domestic &
Int'l Travelers
Public Internet &
Private Networks
HTG
56 K
frame-relay
Detroit
LAN
Router/Hub/
Firewall
cable
128 K
frame-relay
ISDN
Remote, Home or
otherwise Mobile
Employees
HTC
HTC
DSL
wireless
Router/Hub/
Firewall
Dallas
LAN
HTC
HTC
HTG
= HyperTunnel Software
installed on this device.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
PRINCIPAL SHAREHOLDERS
UNDERWRITING
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, references in this prospectus to "HyperSpace," "we," "us," or "ours" refer to HyperSpace Communications, Inc., a Colorado corporation.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying units in the offering. You should read this entire prospectus carefully, including "Risk Factors" on page 6 and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

HyperSpace Communications, Inc.

Company Overview

        We develop, manufacture, and market worldwide, network acceleration and data compression software. Currently we offer two product lines: HyperWeb and HyperTunnel. Our HyperWeb and HyperTunnel software address the growing need for real-time application acceleration and improved business communications over wired and wireless networks. Our mission is to make our customers more efficient and profitable by increasing the performance of their internal and external mission-critical applications through deployment of application acceleration software that is cost effective, easy to use and easy to install.

        Our HyperWeb and HyperTunnel software speed up the delivery of information over computer networks (including the Internet, wireless, broadband, private and dial up networks). By speeding up the delivery of information over networks, we accelerate the applications running on the networked computers. Accelerating the applications allows the users of the applications to get more work done in a shorter period of time, and, in some instances, can even allow a company to deploy slower, lower cost, communication circuits between computers on the network (i.e., reduce bandwidth requirements), reducing monthly bandwidth expenses. Further, our software products allow companies to deploy business applications over network connections that, without our software, would otherwise be too slow to support effectively the business applications deployed.

        In the simplest terms, our software, without the requirement of additional hardware, allows users to experience:

  •
  web pages that load faster;

  •
  network or web-based applications that function more seamlessly, without excessive network induced pauses, or lag, that could otherwise render the applications unusable;

  •
  significant reductions in network traffic, with corresponding reductions in bandwidth requirements and costs; and

  •
  significant performance improvements in websites, web applications, network applications and wide-area networks or WANs.

Our Technology

        Our solutions involve only software, no hardware. Unlike competitive solutions, our solutions do not require the purchase of installation of new hardware. We believe our software only solutions are superior to competing solutions that are hardware based because our solutions offer equal or superior capabilities without the need to purchase, configure, maintain, lease, or upgrade computer hardware. Further, for mobile users, such as corporate employees who travel, hardware-based solutions only accelerate information downstream, that is, from the server to the client. However, our a software-based solution, HyperTunnel, can accelerate information in both directions (e.g. from the server to the mobile user and from the mobile user back to the server—this is referred to as "bi-directional acceleration").

        Our software has been developed with a deliberate adherence to certain widely adopted Internet computing standards, which allows our software to be "transparent." Transparent means that our software can be used with a wide variety of computer operating systems, applications, and wired and wireless devices, without altering the functionality of such operating systems, applications, or devices.

Our Opportunity

        We introduced our first product line, HyperWeb, in late 2001. We introduced our second product line, HyperTunnel, in January of 2004.

        To date, substantially all of our sales have come from "click-through" links to "top-ten" search results from keyword searches performed on popular Internet search engines such as Google and Yahoo!. We pay these search engines a small fee per "click-through" to have our name listed within the "top ten" results from searches performed against specific key words. These "click-though" links connect to our online free trial software that prospective customers can download, install, and, for a limited time, experience the value offered by our solutions. Such "click-through" advertising is necessarily limited because it relies on prospects that exhibit the initiative to conduct their own searches on particular keywords. While such passive marketing has served to validate our solutions, it has not been successful in generating the visibility and sales that we expect to result from proactive, targeted marketing and advertising.

        We believe that there is a broad market for our solutions. In our view, that market includes all website or web-enabled application implementations and most client/server-based application implementations that are accessed using a WAN, dial-up, broadband, VPN, leased-line, wireless, or DSL. Where end users experience poor performance, experience application impact from latency, or simply desire improved network performance, our solutions can help. We believe that such broad potential markets present enormous opportunities for us. At the same time such broad potential markets pose challenges related to targeting appropriate subsets of such potential markets, given our limited resources.

        We believe that by targeting particular markets, or sales and distribution channels, with proactive marketing and advertising efforts, including direct agent-based sales, print and online advertising, and by building strategic relationships with system integrators and telecommunications service providers, we can significantly increase sales. In October of 2003, we hired Mark J. Endry as our President and Chief Executive Officer to manage our growth and capture market opportunities. In March of 2004, we hired Patricia M. Luke to market our products and develop our sales channels. We have identified and intend to target the following sales and distribution channels with proactive marketing:

  •
  WAN communications service providers;

  •
  remote access service providers;

  •
  VPN providers;

  •
  ISPs;

  •
  application hosting, outsourcing, and managed service providers, or MSPs;

  •
  enterprise application vendors; and

  •
  system integrators.

Our Challenges

        We are a young, development stage, company introducing innovative software solutions to solve complicated, and often mission critical, problems. We must convince existing and potential customers to accept our solutions, especially our most recent and innovative solution, HyperTunnel.

        Our principal executive offices are located at 8480 East Orchard Road, Suite 6600, Greenwood Village, Colorado, 80111, our telephone number is (303) 566-6500 and our website is www.ehyperspace.com. Information contained on our website does not constitute part of this prospectus.

The Offering

Securities offered	1,500,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock.
Warrant attributes
Each warrant is exercisable to purchase one share of our common stock at an exercise price of $ (115% of the public offering price per unit) during the five years ending , 2009, subject to redemption rights.
Over-allotment option	225,000 units.
Common stock to be outstanding after the offering	3,346,887 shares.
Use of Proceeds
To expand existing product markets and develop additional product markets, for use in sales and marketing, to pay for research and development, to repay certain debt and a portion of the line of credit from our founder and Chairman of the Board, for working capital and for general corporate purposes. See "Use of Proceeds."
Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption "Risk Factors" beginning on page 6.
American Stock Exchange symbols:
units
common stock
warrants

        Until the units are divided into their separate components of one share of common stock and one warrant, only the units will trade on the American Stock Exchange. Each unit will be divided into its separate component of one share of common stock and one warrant upon the earlier of one year from the date of this prospectus, or upon 30 days prior written notice from the representative of the underwriters, determined in its sole and absolute discretion. However, the units will not be separated until the earlier to occur of 60 days immediately following this offering or the exercise by the underwriters of the entire over-allotment option. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange, and the warrants will trade separately from the common stock on that exchange. The units will cease to exist at that time.

        The number of shares outstanding after this offering excludes certain unissued shares reserved for issuance under outstanding options and warrants. As of March 31, 2004, we had granted options to directors, third parties and employees to purchase 694,619 shares of our common stock at an average exercise price of $3.67 per share, 377,727 of which are currently exercisable. In addition, at March 31, 2004, there were 114,821 outstanding warrants to purchase common stock, of which 19,467 will be issued to certain debtholders whose debt converts to shares of our common stock simultaneously with closing of this offering. See "Capitalization."

        Unless otherwise indicated, all information contained in this prospectus assumes:

  •
  a 1 for 14 reverse stock split of our common stock to be completed prior to completion of this offering;

  •
  the conversion of all outstanding shares of preferred stock and accrued preferred dividends into common stock upon closing of this offering;

  •
  the conversion of $75,000 of the loan from our founder into common stock upon closing of this offering;

  •
  the conversion of all outstanding 2002 - 2003 convertible promissory notes issued in the 2002 - 2003 debt offerings and accrued interest into common stock upon closing of this offering;

  •
  the conversion of $100,962 of the 2004 promissory notes issued in the 2004 debt offering and accrued interest into common stock upon closing of this offering; and

  •
  no exercise of the underwriters' over-allotment option. If the over-allotment is exercised, we will use the additional $1,000,000 in offering proceeds for working capital and general corporate purposes.

SUMMARY HISTORICAL FINANCIAL DATA

        You should read the summary historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002
Statement of Operations Data:
Revenues	$136,124	$283,516	$983,219	$650,833
Operating expenses	793,892	729,946	2,287,164	2,672,884

Net loss	$(657,768)	$(446,430)	$(1,303,945)	$(2,022,051)

Loss per share	$(0.48)	$(0.34)	$(1.00)	$(1.69)
Balance Sheet Data(1):
Current assets	$914,835	$277,965	$332,703
Total assets	1,442,568	1,175,330	912,575
Current liabilities(2)	2,143,346	1,823,834	1,320,114
Non-current liabilities(3)	970,000	326,708	926,250
Total liabilities	3,113,346	2,150,542	2,246,364
Stockholders' equity (deficit)	(1,670,778)	(975,212)	(1,333,789)

(1)
Pro forma Balance Sheet Data as of March 31, 2004 after giving effect to (i) conversion of convertible preferred stock into common stock ($970,000 and accrued dividends of $39,360); (ii) conversion of convertible debt into common stock ($496,957); (iii) the conversion of short-term debt to long-term debt ($523,517); and (iv) the consummation of this offering is as follows:

    Current assets: $7,064,835

    Total assets: $7,592,568

    Current liabilities: $1,083,512

    Long-term liabilities: $523,517

    Total liabilities: $1,607,029

    Shareholders' equity: $5,985,539

(2)
In February and March 2004, we issued approximately $1.2 million in new debt which is included in current liabilities.

(3)
For 2004 and 2003, this represents convertible preferred stock, which automatically converts into common stock upon completion of this offering.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes thereto, before investing in our securities. We believe that the risks and uncertainties described below are the principal risks that we will face, however, they are not the only risks we may face; additional risks and uncertainties that we do not presently know about or that we have not yet identified may also adversely affect our business operations. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following risks, or by unforeseen risks not listed below.

Risks Related to Our Company

Our brief operating history and limited history of product sales makes it difficult to evaluate our prospects and the merits of investing in our common stock.

        We were incorporated in March 2001. For approximately one year, we were primarily engaged in the research and development of our initial product, HyperWeb, which was our only product until January 2004. As a result of our limited operating history, we have a limited amount of sales and financial data that you can use to evaluate our business. In 2002, we had revenues of $650,833 and incurred net losses of $2,022,051; in 2003 we had revenues of $983,219 and incurred net losses of $1,303,945; and for the quarter ended March 31, 2004 we had revenues of $136,124 and net losses of $657,768. Without the proceeds of this offering, we have substantial doubts about our ability to continue as a going concern, and based upon funds available at December 31, 2003, our independent auditors expressed doubt about our ability to continue as a going concern if we are unable to raise additional funds. In this regard, see the explanatory paragraph in our auditor's report on page F-2 of this prospectus. Even with the proceeds of this offering, you must consider our prospects in light of the risks, expenses and challenges of a development stage business attempting to introduce new products in new and developing markets. We may not successfully address these risks, and our business strategy may not prove successful. If we are not successful, you may lose all of your investment.

We expect that sales of HyperWeb, the product that constitutes the majority of our sales to date, will decrease over time.

        Several of our direct and indirect competitors have developed or are developing technologies that perform similar functions to HyperWeb, our first product, which accounts for substantially all of our revenues to date. Due to increasing numbers of competitors and changes in the content acceleration market, we expect that the market for our HyperWeb product will decrease over time, be subject to increased price competition, and possibly obsolescence. In short, the product that is our only source of revenue to date will decrease over time.

Our future depends on the success of our new product, HyperTunnel.

        Our newest product, HyperTunnel, was released in January 2004 and has generated no appreciable revenue to date. Although we believe HyperTunnel addresses customer needs in markets in which we have not previously competed, our revenues and future will depend, in large part, on our marketing of, and the success of, HyperTunnel. We cannot assure you that our current and prospective customers will perceive HyperTunnel as adequately addressing their needs or that the demand for HyperTunnel will generate revenue sufficient to meet our operating expenses or fund our future operations. If it does not, our business will fail and you will lose your entire investment.

Our management team and key personnel have worked together for only a short period of time and may not be effective.

        Our success will depend on the skills, experience and performance of our senior management, engineering, sales, marketing and other key personnel. We believe that we have assembled a management, engineering, sales and marketing team who can market our products and successfully capitalize on our opportunities. However, many members of our management team are new to our organization and their respective positions, and we have no track record in terms of their individual performance. Moreover, many members of our management team have not worked together in the past, and have only worked together with us for a short period of time. Our challenge will be to identify quickly an individual's performance skills and integrate our team as an effective management group. If we fail, you can lose your entire investment.

We currently have a limited active marketing, sales and distribution system in place and if we do not expand our sales and distribution capabilities, we may not be able to expand the sales of our software and services and achieve revenue growth.

        We currently rely primarily on customers that proactively seek data compression and application acceleration solutions. Such customers must type certain key words into an Internet search engine such as Google or Yahoo!. We pay the search engines a "click-through" fee for presenting our company and its products in the "top ten" search results. We need to substantially expand our direct and indirect sales and distribution efforts, both domestically and internationally, in order to increase sales of our software and related services. It is difficult to build a marketing and sales organization and identify qualified sales and marketing personnel. We hired Patricia Luke, our Chief Operating Officer, in March 2004 to do this. We might not be able to build a sales and marketing group or hire and retain personnel with the appropriate experience and talent to build sales and marketing capability. New hires will require training and take time to achieve full productivity. Mistakes are costly, and we may not be able to survive them.

Our failure to expand strategic alliances and relationships with third party resellers will impede our revenue growth.

        We must successfully establish and extend relationships that enable us to expand market acceptance of our application acceleration software solutions. Specifically, we must establish new and extend existing strategic distribution alliances with specialized technology and communication services firms. We must also establish new and extend existing alliances with leading providers of complementary technologies and services. Although we do not yet have any substantial strategic alliances, we expect strategic alliances to become a valuable component of our business. Without adequate strategic alliances, we may have to devote substantially more of our already limited resources to sales and marketing, and our efforts may not be as effective as those who have such alliances. We also plan to maintain and expand our relationships with system integrators, enterprise software vendors, OEM's, communication service providers and other third-party resellers to develop our indirect sales channel. As we develop our indirect sales channel, we may not be successful in managing potential conflicts between our direct sales organization and third-party reselling efforts. Our competitors have more resources and may offer more favorable terms to establish strategic alliances. If we fail to establish, successfully implement or maintain these alliances or relationships with third party resellers, our ability to achieve market acceptance of our application acceleration software will suffer, our business and operating results will be harmed, and you could lose your entire investment.

If we do not successfully address the risks inherent in the expansion of our international sales efforts, our business could suffer.

        Approximately one-third of our revenues in 2003 came from international sales. International sales are critical to our success. Expansion of our international sales efforts will require a significant amount of attention from our limited management staff and substantial financial resources. Our marketing plan requires us to attract, retain and manage qualified sales personnel and partners capable of selling into markets outside the U.S. If we are unable to grow our international operations cost effectively and timely, our business and operating results will be adversely affected. Doing business internationally involves additional risks to doing business domestically, including:

  •
  difficulties and costs of staffing and managing international operations;

  •
  differing technology standards;

  •
  difficulties in collecting accounts receivable and longer collection periods;

  •
  political and economic instability;

  •
  fluctuations in currency exchange rates;

  •
  imposition of currency exchange controls;

  •
  potentially adverse tax consequences;

  •
  different or reduced protection for intellectual property rights;

  •
  dependence on local vendors;

  •
  compliance with multiple conflicting and changing governmental laws and regulations;

  •
  seasonal reductions in business activity specific to certain markets;

  •
  longer sales cycles;

  •
  restrictions on repatriation of earnings;

  •
  differing labor regulations;

  •
  restrictive privacy regulations in different countries, particularly in the European Union;

  •
  restrictions on the export of sensitive U.S. technologies such as data security and encryption; and

  •
  import and export restrictions and tariffs.

The export of software from the United States is subject to export restrictions that may prevent us from selling to certain markets, and the violation of which could subject us to fines or criminal sanctions.

        The export of certain software from the United States is subject to export restrictions as a result of the inclusion of security and encryption technology in such software, and export of such software may give rise to liability to the extent a company violates such restrictions. While we believe that we have taken steps to obtain necessary export licenses and satisfy the export restriction of the United States, we may have inadvertently done so late. Moreover, we may not be able to sell our software in certain countries. We cannot assure you that we have not, or in the future will not, inadvertently violate export or import rules of the United States of other jurisdictions or, in the event that violations occur, that such violations will not subject us to fines or criminal penalties that could have a material adverse effect on our results of operations.

If our products do not operate with the wide variety of changing hardware, software application and operating system environments used by our customers, our revenues and business will be harmed.

        We currently serve, and for the foreseeable future will serve, a customer base that uses a wide variety of changing computer hardware, both wired and wireless, software applications and operating systems. A single customer may have multiple operating systems, varying software applications and versions, and varying computer hardware in use across its enterprise. As a result, when problems occur, it may be difficult to identify the source of the problem. Even when the problems are not caused by our software, they may cause us to incur significant costs, divert the attention of our engineering personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

        Moreover, market acceptance of our products requires that we support a wide variety of hardware, software applications and versions, and operating systems efficiently and cost effectively. If our products are unable to support the variety of these wired and wireless platforms, software applications and operating systems implemented by our customers and prospective customers, our results of operations will be adversely affected and our revenues will be harmed.

The sales cycle for our products and services is difficult for us to predict which means that our quarterly operating results may fluctuate.

        To successfully market our software and services, we often need to educate potential customers regarding the strategic value, use and benefits of our products, which can require significant time and resources from us and our customers. The period between our initial contact with a potential customer and the purchase of our software and services is often unpredictable and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures. Our sales cycle varies substantially and appears to be driven by the severity of the network speed and congestion difficulties being experienced by our prospective customers. As a result, our quarterly operating results may fluctuate.

We rely upon patents, trademarks, copyrights and trade secrets to protect our proprietary rights, which may provide us with inadequate protection.

        Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We may not be successful in protecting our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, copyrights, trade secrets and non-disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

  •
  our pending patent applications may not result in the issuance of patents;

  •
  any patents issued to us may not be broad enough to protect our proprietary rights;

  •
  any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents; and

  •
  current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents.

        In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. We have only filed for patent and trademark protection in the U.S. We have not filed for protection (patent, trademark, copyright or otherwise) in all jurisdictions where our products are sold. Further, it is possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

We have incurred losses to date, and we may incur losses in the future.

        As of March 31, 2004, we had an accumulated operating deficit of approximately $4 million (net of a $1.2 million required accounting adjustment as a result of termination of our subchapter S corporation status which actually means that we have incurred losses of $5.2 million since inception). We expect to continue to incur losses for the foreseeable future. Moreover, we expect to incur significant sales and marketing, research and development, and general and administrative expenses in connection with the development of our business.

        To date, we have not been able to fund our operations from cash generated by our business, and we may not be able to do so in the future. We have principally financed our operations through the private placement of shares of our common and preferred stock and by borrowing funds. If we fail to generate sufficient revenues to fund operations, our growth could be limited, unless we are able to obtain additional capital through equity or debt financings. Our inability to grow as planned will substantially reduce our chances of attaining profitability.

Potential new accounting pronouncements could impact our future financial position and results of operations.

        Proposed initiatives could result in changes in accounting rules, including legislative and other proposals. Changes could materially increase the expenses we report under generally accepted accounting principles and adversely affect our operating results.

        On March 31, 2004, the Financial Accounting Standards Board, or FASB, issued an Exposure Draft, Share-Based Payment, an Amendment of FASB Statements No. 123 and 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options. Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

        If adopted as proposed, we would record as an expense the fair value of the options we have issued. Even though we have expensed options granted to employees in 2003 and 2004 in accordance with APB 25, based on the number of options we have issued, this proposed Exposure Draft would have increased our net losses and accumulated deficit by approximately $70,000 for the year ended December 31, 2003 and $175,000 for the first quarter of 2004. If adopted, this pronouncement would be effective for our fiscal year beginning January 1, 2005.

We expect that our quarterly financial results will fluctuate and may be difficult to predict. If our future results are below the expectations of public market analysts and investors, the price of our common stock may decline.

        Our quarterly revenues and results of operations are difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenues and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

  •
  the timing of sales of our software, including the unpredictability of our sales cycles associated with most of our larger software sales;

  •
  our dependence on license revenue from new software sales to achieve future revenues;

  •
  budget and spending decisions by our customers;

  •
  demand for our application acceleration solutions;

  •
  market acceptance of newly released products or delays in new product introductions;

  •
  the amount and timing of operating costs related to the expansion of our business, operations and infrastructure; and

  •
  changes in our pricing policies or our competitors' pricing policies.

        We experience some seasonality in our revenues. Typically the summer months of July and August and the month of January, after the December and year-end holidays, are very slow for technology sales in North America and Europe. This usually impacts results in the third and first calendar quarters.

        Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenues and are, to a large extent, fixed in the short term. If revenues fall below our expectations in a quarter and we are not able to quickly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our securities may fall.

We may lose the services of key personnel which could have a negative impact on our company.

        We attempt to protect our key personnel with employment agreements and incentives. Currently, we have employment agreements with Messrs. Yeros, Endry, and Bauch. The loss of the services of any of our key personnel could harm our business. We have key person life insurance in the amount of $1,500,000 each for John Yeros and Mark Endry, but not for any of our other officers.

We may not be able to manage our future growth efficiently or profitably.

        Our ability to successfully market software and related services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our processes, systems and controls, integrate existing and new personnel and manage expanded operations. If our new management team does not manage growth properly, it could harm our business, operating results and financial condition.

Our failure to license and integrate third-party technologies could harm our business because we may incur increased costs and experience delays procuring or building replacement technologies.

        We may need to license and integrate technologies from third parties, including applications used in our research and development activities and technologies to integrate into our products. These technologies may not be available to us on commercially reasonable terms or at all. Our inability to obtain any licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn would harm our business and operating results. Our use of third-party technologies may expose us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

Claims that we infringe upon third parties' intellectual property rights could be costly to defend or settle, thus adversely affecting our operating results.

        Litigation regarding intellectual property rights is common in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. Our business, operating results and financial condition could be harmed if any of these events occurred.

        In addition, we have agreed, and may continue to agree in the future, to indemnify certain of our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and such customers against infringement claims. In the event of a claim of infringement, our customers and we may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

        Currently we are aware that a third party may be making improper use of our HyperSpace mark. We have delivered a cease and desist letter to such party and have received a response that asserts that the third party has some right to use the HyperSpace mark in certain markets and offers to settle the matter by way of entering into a co-existence agreement. We are currently evaluating our response to the proposed co-existence settlement, but additional steps in connection with the infringement matter, including litigation, may be necessary to protect our rights in the HyperSpace mark. Litigation is expensive and may adversely effect our results of operation.

If the system security of our software is breached, our business and reputation could suffer.

        A fundamental requirement for effective use of our products is the secure transformation and transmission of confidential end user information. Third parties may attempt to breach the security of our customers. We may be sued for any breach in such security and any breach could harm our customers, our business and our reputation. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to rectify problems caused by any security breach.

Any acquisitions we make could result in dilution to our existing shareholders and cause difficulties in successfully managing our business.

        We may choose to evaluate strategic acquisitions of other businesses. Our consummation of the acquisition of other businesses would subject us to a number of risks, including the following:

  •
  difficulty in integrating the acquired operations and retaining acquired personnel;

  •
  limitations on our ability to retain acquired sales and distribution channels and customers;

  •
  diversion of management's attention and disruption of our ongoing business; and

  •
  limitations on our ability to successfully incorporate acquired technology and rights into our product and service offerings and maintain uniform standards, controls, procedures and policies.

Furthermore, we may incur indebtedness or issue equity securities to pay for future acquisitions. The issuance of equity or convertible debt securities could be dilutive to our then existing shareholders.

Insurance is expensive and it may be difficult for us to obtain appropriate coverage.

        We have obtained insurance coverage for potential risks and liabilities that we deem necessary and which falls within our budgetary constraints. Insurance companies are becoming more selective about the types of risks they will insure. It is possible that we may:

  •
  not be able to get sufficient insurance to meet our needs;

  •
  not be able to afford certain types or amounts of coverage;

  •
  have to pay insurance premiums at amounts significantly more than anticipated; or

  •
  not be able to acquire any insurance for certain types of business risks.

This could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted.

We will incur increased costs as a result of being a public company.

        As a public company, we will incur significant additional legal, accounting, compliance, reporting, record keeping and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the American Stock Exchange. We expect these rules and regulations to increase our general and administrative expenses and will make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Risks Related to Our Industry

The application acceleration solutions market is in its early stage of development, if it fails to develop, our business will suffer and possibly fail.

        The market for application acceleration solutions is in a relatively early stage of development. Current customers purchase our software to solve existing problems, rather than for strategic reasons. Therefore, we cannot accurately assess the size of the market, the optimal distribution strategy, or the competitive environment that will develop. In order for us to be successful, our potential customers must recognize the value of our sophisticated application acceleration solutions and decide to invest in our software products. The growth of the application acceleration solutions market also depends upon a number of factors, including the acceptance of the premise that the availability of inexpensive bandwidth is not always a viable solution to solve an application performance problem.

Our industry is highly competitive, the market for our products is subject to rapid change and we may not be able to compete effectively.

        The market for our products is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our software solutions, our products compete against various vendors' software and hardware products designed to accomplish specific elements of functionality.

        Our current and potential competitors may have longer operating histories, significantly greater financial, technical and other resources or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and, particularly in the case of larger, more established software and hardware companies and communications providers, may be able to provide customers with products and services comparable to ours at lower or at aggressively reduced prices in an effort to increase market share or as part of a broader package of products or services they are selling to customers. We may be unable to match competitors' prices or price reductions, and we may fail to win customers that choose to purchase application acceleration solutions as part of a broader products or services package. Competitive pressures could prevent us from gaining market share, reduce our market share or require us to reduce the price of our products, any of which could harm our business and operating results. Additionally, acquisition or consolidation of our competitors by a large or established IT firm or network provider would likely adversely affect our prospects.

If we fail to manage technological change, demand for our products and services will drop and our revenue will decline.

        The market for application acceleration solutions is still in an early stage of development and is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and changes in customer demands. Our future success will depend to a substantial degree on our ability to offer products and services that incorporate leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

  •
  our software solutions may become obsolete upon the introduction of alternative technologies;

  •
  the technological life cycles of our products may end abruptly and, in any event, are difficult to estimate;

  •
  we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

  •
  the price of the products and services we provide may decline as rapidly as, or more rapidly than, the price of any competitive alternatives, particularly if the unique features of our products become widely adopted through new alternative technologies.

        We may not be able to respond effectively to the technological requirements of the changing market for data compression and application acceleration in network transmission. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of those technologies and equipment are likely to continue to require significant capital investment by us. We may not have sufficient capital for these purposes in the future. Even if we successfully raise capital to develop new technologies, investments in these technologies may not result in commercially viable technological processes, or there may not be commercial applications for those technologies. If we do not develop and introduce new products and services, and achieve market acceptance in a timely manner, demand for our products and services will drop and our revenue will decline.

If our products fail to perform properly due to undetected errors or similar problems, our business could suffer because, among other things, we might have to limit or suspend product shipments, we might have to expand resources providing enhancements to correct such errors and we may experience other adverse consequences.

        Complex software such as ours often contains undetected errors or "bugs." Such errors are frequently found during the period immediately following introduction of new software or enhancements to existing software. If we detect any errors before we ship a product, we might have to limit or suspend product shipments for an extended period of time while we address the problem. We may not discover software errors that affect our new or current products or enhancements until after they are deployed and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors could result in:

  •
  damage to our reputation;

  •
  lost sales;

  •
  delays in commercial release;

  •
  product liability claims;

  •
  delays in or loss of market acceptance of our products;

  •
  unpaid accounts receivable; and

  •
  unexpected expenses and diversion of resources to remedy errors.

Downturns in information technology spending and the economy in general and future terrorist attacks may decrease our revenue and margins.

        The market for our products depends on economic conditions affecting the broader information technology market and the economy in general. Downturns in the economy may cause businesses and governments to delay or cancel information technology and communications projects, reduce their overall information technology budgets, reduce or cancel orders for our products. Downturns could also cause consumers to decrease spending on things such as Internet access. In such an environment, customers may experience financial difficulty, cancel or defer the budget for the purchase of our products or cease operations. This, in turn, may lead to longer sales cycles, delays or failures in payment and collection, and price pressures, causing us to realize lower revenues and margins. We cannot predict the impact of any future terrorist acts or any related military action on our customers, the U.S. and world economies in general and our business. We believe that, in the event of future terrorist attacks, some businesses and governments may curtail or eliminate capital spending on information technology and consumers may curtail discretionary spending, any of which could have a negative impact on our business and operating results.

Our failure to introduce new products and enhancements in a timely manner will make market acceptance of our products less likely.

        New products and enhancements to current products can require long development and testing periods. Any delays in developing and releasing new products or enhancements to existing products could allow our competitors to gain market share and harm our business. New products or enhancements may not be released according to schedule or may contain defects when released. Product release delays or product defects could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business and operating results. We may be unable to successfully develop and market product enhancements or new products that respond to technological changes, shifting customer tastes or evolving industry standards, and may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. If we are unable to develop and introduce new products or enhancements of existing products in a timely manner or if we experience delays in the commencement of commercial shipments of new products and enhancements, our ability to attract and retain customers will be harmed.

Risks Relating To This Offering

There has been no prior market for our units, common stock, or warrants, our stock price may be volatile, and after the offering you may not be able to sell your units, shares or warrants at or above the offering price.

        Prior to this offering, our units, common stock and warrants have not been publicly traded, and an active trading market may not develop or be sustained after this offering. You may not be able to sell your units, shares or warrants at or above the offering price, which has been determined by negotiations between the representative of the underwriters and us. The price at which our units, common stock, and warrants may trade after this offering is likely to be highly volatile and may fluctuate substantially due to several factors including, but not limited to, the following:

  •
  volatility in stock market prices and volumes, which is particularly common among micro cap/small cap companies;

  •
  lack of research coverage for companies with small public floats;

  •
  lack of market acceptance of our products;

  •
  actual or anticipated fluctuations in our operating results;

  •
  announcements of technological innovations by us or others;

  •
  entry of new or more powerful competitors into our markets;

  •
  introduction of new products and services by us or our competitors;

  •
  significant developments with respect to intellectual property rights;

  •
  additions or departures of key personnel;

  •
  conditions and trends in the communications and high technology markets;

  •
  terrorist attacks either in the U.S. or abroad;

  •
  general stock market conditions; and

  •
  the general state of the U.S. and world economies.

After this offering, our directors, executive officers and principal shareholders will continue to have substantial control over matters requiring shareholder approval and may not vote in the same manner as our other shareholders.

        Following this offering, it is anticipated that our executive officers, directors and their affiliates will beneficially own or control approximately 32% of our common stock, assuming conversion of certain outstanding short-term debt and preferred stock into common stock, and exercise of all warrants and vested options outstanding, or approximately 1.2 million shares of common stock. As a result, if such persons act together, they may have the ability to control most matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These shareholders may make decisions that are adverse to your interests. See "Principal Shareholders" for more information about ownership of our outstanding shares.

Any future sales of our common stock may depress our stock price.

        Sales of a substantial number of shares of our common stock into the public market after the offering, or the perception that these sales could occur, could adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. After the offering, we will have outstanding, on a fully diluted basis, approximately 4 million shares of common stock. The shares, and shares underlying the warrants, included in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates" as that term is defined by Rule 144. Pursuant to lock-up agreements with us and the underwriters, approximately 1.2 million shares of common stock outstanding beneficially owned by certain of our officers and all directors will be restricted from resale until 24 months after this offering. The underwriters may release all or a portion of the shares subject to lock-up agreements at any time without notice. Further, approximately 2.5 million shares of common stock, which represent approximately 63% of our total outstanding shares of common stock, on a fully diluted basis, will be "restricted" as that term is defined by Rule 144. You should read "Shares Eligible For Future Sale" for a more complete discussion of these matters. 363,089 shares can be sold within 90 days after the date of this prospectus under Rule 144 (subject to certain limitations) which could depress our stock price.

As a new investor, you will experience immediate and substantial dilution in the value of our common stock.

        The initial public offering price of our units will be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing units in this offering will incur immediate dilution of $3.22 per share of common stock, assuming that we sell 1,500,000 units at an initial public offering price of $5.00 per unit. An aggregate unrealized gain of approximately $3.5 million will be attributable to our current shareholders as a result of the initial public offering.

We may have technically violated federal and/or state securities laws in the course of previous issuances of our securities.

        We have issued our common stock, preferred stock, promissory notes, and warrants in several private transactions as a source of raising capital to fund our operations. Although in each instance we took steps that we felt were adequate to ensure compliance with federal and state securities laws in connection with the private sales and issuances of securities, it is possible, by reason of certain procedural or similar failures (e.g., the failure to file certain "notices" in connection with the sales) that a technical violation of some securities laws may have occurred at the time. If a holder of our securities was successful in claiming that the securities were issued to such holder without a valid exemption from registration, we believe that the remedy to such holder would be a rescission of the sale, pursuant to which the holder could be entitled to recover the amount paid for the security, plus interest (usually at a statutory rate of interest prescribed by state law). Other than the sales made to officers and director, we have raised $3.5 million in transactions we believe were exempt from the registration provisions of the securities laws, but it is possible that purchasers in such transactions could ask for rescission.

We do not intend to pay dividends and you may not experience a return on investment without selling shares.

        We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any cash dividends on our common stock. Since we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your shares of common stock in order to realize a return on your investment, if any.

We may need additional capital, and raising additional capital may dilute existing shareholders.

        We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months.

However, we may choose to, or be required to, raise additional funds due to slower revenue growth than currently forecast or other unforeseen circumstances, or we may need to raise additional funds after 12 to 18 months. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. This financing will be dilutive to existing shareholders or it may not be available in sufficient amounts or on terms acceptable to us. If adequate funds are not available or are not available on acceptable terms, we may be forced to liquidate and you will lose your entire investment. Moreover, it is conceivable that such funds, if received, will not be adequate for us to fund our future growth, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures.

Our amended and restated articles of incorporation and bylaws contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our shareholders.

        Our amended and restated articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company, even if it were beneficial to our shareholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Among other things, these provisions:

  •
  authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval and deter or prevent a takeover attempt;

  •
  prohibit shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our shareholders;

  •
  prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

  •
  provide that our board of directors is divided into three classes, each serving three-year terms;

  •
  preclude the ability of shareholders to call special meetings of shareholders; and

  •
  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

See "Description of Securities—Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws."

We have substantial discretion as to how to use the offering proceeds, and the investment of these proceeds may not yield a favorable return.

        Our management will have flexibility in deploying the net proceeds of this offering. The net proceeds could be used in ways that do not increase our operating results or market share. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used wisely. The proceeds may be invested in ways that do not yield favorable returns.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "indicates," "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

USE OF PROCEEDS

        Our net proceeds from the sale and issuance of 1,500,000 units are estimated to be approximately $6.2 million (approximately $7.2 million if the underwriters' over-allotment option is exercised in full), at an assumed offering price of $5.00 per unit and after deducting the estimated underwriting discount and the estimated offering expenses payable by us.

        We intend to use approximately $2.5 million of the net proceeds on sales and marketing. The marketing expenditures will include, but may not be limited to, an awareness campaign, engaging industry analysts, staffing and expansion of electronic sales channels including web sites and search engines. Approximately $1.5 million of the proceeds will be used for research and development, or R&D. The R&D investments will include expansion of existing products, acceleration of our product road map and development or procurement of additional product lines. We assume that we will use approximately $675,000 to repay a portion of the notes sold in the 2004 convertible debt offering and a portion of a loan made to us by John Yeros, our founder and Chairman of the Board. We intend to use the remainder of the proceeds of this offering, estimated at $2.2 million ($3.2 million if the underwriter's over-allotment option is exercised in full) as well as cash generated from operations, for working capital and for general corporate purposes.

        Actual expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, and the amount of cash generated by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes.

        We may fulfill some of the above plans by acquiring complementary businesses, products or technologies. From time to time, we evaluate these potential acquisitions and we anticipate continuing to make such evaluations. We have no current plans, agreements or commitments with respect to any such acquisitions. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

        Except for dividends which accrued on our Series A preferred stock (which were never declared or paid), all of which will be converted to common stock immediately prior to effectiveness of this offering, we have never declared or paid dividends on our capital stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our credit facility restricts our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004 on:

  •
  an actual basis;

  •
  a pro forma basis to reflect an adjustment to reflect the conversion of $523,517 in short-term debt to long-term debt, the conversion of all shares of outstanding preferred stock and accrued preferred dividends of $1,009,360 into 230,711 shares of common stock, the conversion of $496,957 of notes payable and accrued interest into 141,988 shares of common stock including the conversion of $75,000 of a loan from our founder into 21,428 shares of common stock, the cashless exercise of warrants to purchase 19,466 shares of common stock at an exercise price of $3.76 per share and the filing of amended and restated articles of incorporation to provide for, among other things, authorized capital of shares of common stock and shares of undesignated preferred stock upon the closing of this offering; and

  •
  a pro forma as adjusted basis to give further effect to our sale of units in this offering and the application of the net proceeds from this offering as described under "Use of Proceeds".

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included elsewhere in this prospectus.

	As of March 31, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$602,236	$602,236	$6,752,236

Short-term debt(1)	$1,753,061	$732,587	$732,587
Long-term debt(2)	—	523,517	523,517
Preferred stock; 10,000,000 shares authorized, 221,714 issued and outstanding (actual); 10,000,000 shares authorized, 0 issued and outstanding (pro forma); 10,000,000 shares authorized, 0 issued and outstanding (pro forma as adjusted)	970,000	—	—

Total debt	2,723,061	1,256,104	1,256,104
Stockholders' equity (deficit)
Common stock: 15,000,000 shares authorized, 1,454,722 issued and outstanding (actual); 15,000,000 shares authorized, 1,846,887 issued and outstanding (pro forma); 15,000,000 shares authorized, 3,346,887 issued and outstanding (pro forma as adjusted)	2,312,986	3,819,303	9,969,303
Accumulated deficit	(3,983,764)	(3,983,764)	(3,983,764)

Total shareholders' equity (deficit)	(1,670,778)	(164,461)	5,985,539

Total capitalization	$1,052,283	$1,091,643	$7,241,643

(1)
Short-term debt consists of the following as of March 31, 2004. The pro-forma column gives effect to the transactions described above:

	March 31, 2004
	Actual	Pro-Forma
Line of credit	$95,500	$—
Note payable—founder	130,290	55,290
Notes payable—other	372,022	51,027
Notes payable—2004	1,155,249	626,270

	$1,753,061	$732,587

(2)
Long-term debt consists of the following as of March 31, 2004. The pro-forma column gives effect to the transactions described above:

	March 31, 2004
	Actual	Pro-Forma
Line of credit	$—	$95,500
Notes payable—2004	—	428,017

	$—	$523,517

DILUTION

        Investors participating in this offering will incur immediate and substantial dilution. The pro forma net tangible negative book value of our common stock as of March 31, 2004, giving effect to the conversation of all shares of preferred stock outstanding and certain notes payable as of March 31, 2004, into common stock on the closing of this offering, was ($195,991) or approximately ($.11) per share. Pro forma net tangible book value per share represents the amount of our shareholders' equity less intangible assets, divided by 1,846,887 shares of common stock outstanding after giving effect to the conversion of 221,714 shares of our preferred stock into common stock and including conversion of preferred dividends of $39,360 into 8,997 shares of common stock, conversion of $496,957 notes payable into 141,988 shares of common stock and cashless exercise of 92,072 warrants for 19,466 shares of common stock.

        Net tangible book value dilution per share to new investors represents the difference between the amount per unit paid by purchasers of units in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of shares of common stock in this offering at an assumed initial offering price of $5.00 per unit and after deducting the estimated underwriting discount and estimated offering expenses and the application of the estimated net proceeds from this offering, our pro form net tangible book value as of March 31, 2004, would have been $5.95 million, or $1.78 per share. This represents an immediate increase in net tangible book value of $1.89 per share to existing shareholders and an immediate dilution in net tangible book value of $3.22 per share to purchasers of common stock in this offering. The following table illustrates the per share dilution:

Initial public offering price per unit(1)		$5.00
Pro forma net tangible book value per share at March 31, 2004	$(0.11)
Increase per share attributable to new investors	1.89

Pro forma as adjusted net tangible book value per share after this offering		1.78

Dilution per share to new investors		$3.22

(1)
We have chosen to calculate dilution based on the offering price of units in this offering, rather than allocating a portion of the unit price to the value of the common stock. If such a value was allocated so that the dilution was calculated based upon the price of the common stock sold in this offering as opposed to the price of the units sold in this offering, the dilution per share to new investors would decrease. If we assume that the value of each warrant included in a unit is $.45, which is calculated using the Black Scholes pricing model, the value of the share of common stock included in the unit $4.55. If dilution per share to new investors is calculated using the offering price of $4.55 per share rather than $5.00 per unit, the dilution per share to new investors decreases from $3.22 per share to $2.77 per share.

        The following table sets forth on a pro forma basis as of March 31, 2004, after giving effect to the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid by existing shareholders and by new investors, before deduction of estimated underwriting discount and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	1,846,887	55.2	$4,422,470	37.1	$2.39
New investors	1,500,000	44.8	7,500,000	62.9	$5.00

Total	3,346,887	100.0	$11,922,470	100.0

        Assuming the underwriters' over-allotment is exercised in full, the percentage of shares held by existing shareholders will decrease to 51.7% of the total number of shares of common stock outstanding after this offering and the number of shares held by new investors will increase to 48.3%.

        As of March 31, 2004, there were options outstanding to purchase a total of 694,619 shares of common stock at a weighted average exercise price of $3.67 per share, debt which could convert into 240,980 shares of common stock at the option of the debt holders at a price of $4.38 per share and outstanding warrants to purchase 3,278 shares of common stock through a cashless exercise at a weighted average exercise price of $4.02. To the extent outstanding options and warrants are exercised, dilution to new investors will decrease. If all of these options and warrants are exercised, the percentage of shares sold by us in this offering compared to the total number of shares outstanding would decrease from 44.8% to 37.1% the percentage of consideration paid by investors to us in this offering compared to the total consideration paid by all investors would decrease from 62.9% to 51.8% and the dilution per share to new investors would decrease from $3.22 per share to $2.90 per share.

SELECTED HISTORICAL FINANCIAL DATA

        You should read the selected historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2002 and 2003 and the selected balance sheet data as of December 31, 2003 are derived from our audited financial statements, including the notes thereto, included elsewhere in this prospectus. The selected balance sheet data as of March 31, 2004 and the selected statement of operations data for the three months ended March 31, 2003 and 2004 are derived from unaudited financial statements included elsewhere in this prospectus which, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for those periods. The historical results are not necessarily indicative of results to be expected in any future period.

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002
Statement of Operations Data:
Revenues	$136,124	$283,516	$983,219	$650,833
Operating expenses	793,892	729,946	2,287,164	2,672,884

Net loss	$(657,768)	$(446,430)	$(1,303,945)	$(2,022,051)

Loss per share	$(0.48)	$(0.34)	$(1.00)	$(1.69)
Balance Sheet Data(1):
Current assets	$914,835	$277,965	$332,703
Total assets	1,442,568	1,175,330	912,575
Current liabilities(2)	2,143,346	1,823,834	1,320,114
Non-current liabilities(3)	970,000	326,708	926,250
Total liabilities	3,113,346	2,150,542	2,246,364
Stockholders' equity (deficit)	(1,670,778)	(975,212)	(1,333,789)

(1)
Pro forma Balance Sheet Data as of March 31, 2004 after giving effect to (i) conversion of convertible preferred stock into common stock ($970,000 and accrued dividends of $39,360); (ii) conversion of convertible debt into common stock ($496,957); (iii) the conversion of short-term debt to long-term debt ($523,517); and (iv) the consummation of this offering is as follows:

    Current assets: $7,064,835
    Total assets: $7,592,568
    Current liabilities: $1,083,512
    Long-term liabilities: $523,517
    Total liabilities: $1,607,029
    Shareholders equity: $5,985,539

(2)
In February and March 2004, we issued approximately $1.2 million in new debt which is included in current liabilities.

(3)
For 2004 and 2003, this represents convertible preferred stock, which automatically converts into common stock upon completion of this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Selected Historical Financial Data" and our financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors included in the risks discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

        We are a Colorado based software company that has been in the application acceleration business since March 5, 2001. We develop, manufacture and market, worldwide, two software product lines: HyperWeb and HyperTunnel. HyperWeb and HyperTunnel address the growing need for real-time application acceleration and improved business communications over wired and wireless networks. Our mission is to make our customers more efficient and profitable by increasing the performance of their internal and external mission-critical applications through deployment of application acceleration software that is cost effective, easy to use and easy to install.

        Our initial software product line HyperWeb was introduced in late 2001. In January 2004, we introduced our second major product line, HyperTunnel.

        We are in the development stage of our business. With little revenue and only one primary product until January 2004, we had insufficient funds to build marketing channels. We have driven sales volume largely through personal relationships and customers who find us through an Internet search engine. Through the end of 2003, we had not spent material sums on non-personnel/agent sales and marketing initiatives. In the first quarter of 2004, we made a marginal increase in marketing expenditures which are expected to benefit future quarters. Many large Global 1000 customers have found us through our website, satisfactorily tested the software and then bought the product without our ever having met the customer in person.

        We are currently in the process of developing a more strategic approach to marketing. We have hired new sales leadership and we are in the process of developing and launching new sales channels (through both agents and partnerships). In addition, we intend to develop stronger relationships within our existing customer base in order to cross-sell to other departments and to offer new products to such customers. Within most of our Global 1000 customers, we have only penetrated a single division or a single application leaving, we believe, many sales opportunities with existing customers. In addition, all existing HyperWeb customers are candidates to buy the more "enterprise-wide" HyperTunnel product. In the first quarter of 2004, we began expanding our distribution capabilities by launching new sales channels such as our product launch with Internet Service Providers, or ISPs. We have appointed additional regional U.S. and international sales agents, launched a monthly per site subscription model with a partner and expanded the internal direct sales organization. With the proceeds of this offering, we expect to broaden our U.S. and international distribution network and expand our partnership and OEM channels. We are, therefore, in a transition period, moving away from an opportunistic marketing strategy to one that is more focused on several market channels.

        We were formed and incorporated in March 2001, when we acquired substantially all of the assets of Remote Communications, Inc., or RCI.

KEY INDICATIONS OF FINANCIAL CONDITION AND PERFORMANCE

        We have a limited operating history. As of March 31, 2004, we had an accumulated deficit of approximately $4 million (which is net of $1.2 million accumulated loss due to the termination of our subchapter S corporation status). We have not been profitable in any of our three years of operations. We expect to continue to incur significant sales and marketing, product development and administrative expenses and, as a result, expect to continue to incur losses in the foreseeable future.

RESULTS OF OPERATIONS

        The following table shows our results of operation for the fiscal years ended December 31, 2003 and 2002 and the quarter ended March 31, 2004 and 2003, both in terms of dollars and in percentages.

	Years Ended December 31,
	2003	2003	2002	2002
Revenues
License fees	$787,541	80%	$596,905	92%
Service and other	195,678	20%	53,928	8%

	983,219	100%	650,833	100%
Expenses
Research and development	150,831	15%	220,693	34%
Amortization of capitalized software	405,194	41%	187,181	29%
Impairment of intangibles	85,296	9%	—	0%
Cost of services	268,012	27%	335,920	52%
Sales and marketing	645,589	66%	893,274	137%
General and administrative	792,991	81%	923,533	142%

	2,347,913	239%	2,560,601	394%
Operating loss	(1,364,694)	-139%	(1,909,768)	-294%
Other income (expense)
Interest expense & foreign exchange, net	(235,927)	-24%	(112,335)	-17%
Preferred dividends	(15,503)	-2%	—	0%
Gain on settlement	310,903	32%	—	0%
Other income	1,276	0%	52	0%
Income tax expense	—	—	—	—

Net Loss	$(1,303,945)	-133%	$(2,022,051)	-311%

	Quarters Ended March 31,
	2004	2004	2003	2003
Revenues
License fees	$86,198	63%	$246,536	87%
Service and other	49,926	37%	36,980	13%

	136,124	100%	283,516	100%
Expenses
Research and development	71,561	53%	70,870	25%
Amortization of capitalized software	30,488	22%	53,520	19%
Impairment of intangibles	—	0%	—	0%
Cost of services	27,903	20%	70,320	25%
Sales and marketing	120,410	88%	214,524	76%
General and administrative	393,524	289%	255,651	90%

	643,886	472%	664,885	235%
Operating loss	(507,762)	-372%	(381,369)	-135%
Other income (expense)
Interest expense, net	(123,611)	-91%	(65,061)	-23%
Foreign exchange loss	(3,738)	-3%	—	0%
Preferred dividends	(23,857)	-18%	—	0%
Other income	1,200	1%	—	0%
Income tax expense	—	—	—	—

Net Loss	$(657,768)	-483%	$(446,430)	-158%

        The following information describes the change in results from fiscal 2002 to 2003 and in the first quarter of 2003 compared to the first quarter of 2004. We were formed in 2001 and generated an immaterial amount of revenue (approximately $35,000) with most of the costs devoted to forming the business and developing our initial product.

        Revenues:    Fiscal 2003 compared to fiscal 2002:    The 32% increase in License fees revenues from 2002 to 2003 reflects the growing acceptance of our initial product, HyperWeb, and the results of our limited initial marketing and selling efforts. Also, in 2003 37% of License fees revenues were derived from existing customers who had purchased HyperWeb in 2002 for a particular application or for a limited number of users. In 2003, these customers expanded their license by adding more users and/or sought additional applications for the product. Support and other revenues primarily represent a 12 month maintenance contract on sales where the revenue is recognized over the term of the support agreement. The increase is a result of more maintenance agreements accompanying license sales (over 90% of all licensees purchase a maintenance plan that is usually 20% to 30% of a license sale) and subsequent year renewals of maintenance. Approximately 60% of our 2002 customers have renewed for a second year of maintenance service. None of the increase in revenue is attributable to an increase in list prices. Additionally, we do not anticipate that projected revenue growth will result from increases to our list prices.

        In 2002, our top three customers accounted for 57% of the total revenues during the year. In 2003, the top three accounted for 34% of total revenues. In both 2003 and 2002, approximately 64% of revenues were from U.S. customers. Our non-U.S. based customers have discovered us almost exclusively from an Internet search or by word of mouth. During the years 2002 and 2003, we had a single part-time sales agent in the United Kingdom and did very little marketing outside of the U.S.

        First quarter 2004 compared to first quarter 2003:    Revenues in the first quarter of 2004 were $147,000 (over 100%) lower than the first quarter of 2003 due to the recording of a sale of $125,000 (44% of 2003 revenue) in January 2003 to a large international financial services organization. Absent this, revenues would have been 14% lower on a quarter by quarter basis. In the first quarter of 2003, there were nine sales while there were seven recorded in the first quarter of 2004.

        We believe that worldwide IT spending will increase slightly in 2004 as compared to 2003. The demand for our products depends on continued growth in the Internet and corporate network traffic, the ability to develop and maintain strong relationships with indirect channel partners and our ability to expand or enhance our product offerings. Growth in service revenues is dependent upon continued sales of maintenance agreements and license renewals. Our future profitability will be directly affected by the acceptance of HyperTunnel by existing and new customers.

        We experience some seasonality in our revenues. Typically the summer months of July and August and the month of January, after the December and year-end holidays, are very slow for technology sales in North America and Europe. This usually impacts results in the first and third calendar quarters.

        Research and development expenses:    This consists primarily of compensation related to the cost of engineering personnel, third party consultants, prototype expenses related to the design, development, testing and enhancement of our software products, facilities costs and hardware and software used in the design, development and support of our products. This expense category is the non-capitalized portion of these costs. The following section details our policy regarding which research and development, or R&D, expenses are capitalized. The reduction in expenses from 2002 to 2003 is the result of a less expensive personnel mix and a larger percentage of costs capitalized in 2003 as we were developing the HyperTunnel product line. R&D expenses were almost identical in the first quarter of 2003 and 2004. We expense all R&D expenses as incurred once the product line is in general release.

        In 2004, we intend to add application specific transformations such as quality of service, or QoS, and transport layer protocol to HyperTunnel. We intend to invest in excess of $1.5 million over the next 12 months for such enhancements. Such spending will constitute a significant increase over our current annual R&D expenditures. We may be subject to risks and delays caused by hiring new personnel, management of an increased number of third-party consultants and the increased testing and quality control needed for a larger level of activity.

        Amortization of capitalized software costs:    This category represents the write-off of previously capitalized software development costs. It includes the same types of expense categories as in R&D costs above. The large increase in 2003 over 2002 is a result of the abandonment of an updated version of HyperWeb, our mainstay product since inception. In 2003 we were simultaneously developing HyperTunnel and an updated version of HyperWeb. In July 2003, we abandoned the development of an updated version of HyperWeb and use our limited resources to complete development of our new product, HyperTunnel. As a consequence, we immediately expensed approximately $191,000, representing all previously capitalized costs relating to the development of the updated version of HyperWeb. As a result of this write off, the first quarter 2004 amortization is almost 43% lower than the first quarter of 2003.

        For software costs, both internally developed and purchased from third parties, we follow the following accounting policies:

        Pre-Feasibility Stage:    We expense costs incurred to establish the technological feasibility of a software program as they are incurred. For these purposes, technological feasibility is considered achieved when all planning, designing, coding, and testing has been sufficiently completed such that we can produce the program to meet its design specifications.

        Post-Feasibility/Pre-Release Stage:    We capitalize costs incurred following technological feasibility but prior to commercial release and record them at cost. These costs are not applied against revenues generated during that period.

        Post-Release Stage:    Commencing with commercial release of the program, we amortize costs that have accumulated in the R&D account over the program's expected useful life and we expense as incurred all additional software costs.

        Our internal software development costs include application and tool development, translation, testing and localization costs incurred in producing software and associated documentation to be licensed to customers. We also may contract with third parties to develop and test software that will be licensed to customers. In addition, from time to time we may choose to purchase source code or product rights from third parties to be integrated with our software.

        As of December 31, 2003, we had unamortized capitalized costs (in accordance with the above criteria) associated with HyperTunnel of $373,000. Because HyperTunnel was released in January 2004, we had not commenced amortization of these capitalized costs at December 31, 2003. We are in the process of amortizing our capitalized costs of HyperWeb on a straight-line basis over three years and anticipate these unamortized capitalized costs of $35,000 to be fully amortized as of December 31, 2004.

        We expense R&D costs relating principally to the design and development of products (exclusive of costs capitalized) as they are incurred. We expense the costs of developing routine enhancements as R&D costs as incurred because of the short time between the determination of technological feasibility and the date of general release of related products.

        Impairment of intangibles:    We evaluate all of the carrying values of our assets to determine the reasonableness of continued capitalization. During 2003, we determined that certain acquired intellectual property and trademark and patent costs, which were previously capitalized, no longer had any value to us and thus were written off. These assets arose primarily as a result of the purchase of the assets of RCI and initial trademark and patent costs incurred in 2001 and early 2002.

        Cost of services:    This includes personnel, facilities and certain allocated overhead costs, which relate to post-sales support of our products. All of our support resources are currently based in our Greenwood Village, Colorado, office. We plan to open a European based support operation, perhaps with a partner, to support our increasing European business. Currently our staff works varying shifts to meet support requirements from different time zones. These are primarily in the areas of customer support under maintenance agreements and other post sale technical support, which may include telephone/web support, next business day advance replacement and access to all software updates and upgrades. The reduction in these costs from 2002 to 2003 was a result of a more optimal but reduced staffing mix in this area. We also realized some benefits from the reduction in rent and telecommunications overhead costs being allocated. The cost of services in the first quarter of 2004 were lower by approximately 60% compared to the corresponding period in 2003 because we delayed the hiring of additional technical and customer service support due to slower than expected sales. See "General and administrative" below.

        Sales and marketing:    Through 2003, we targeted sales efforts at enterprises with a focus on reaching the corporate information technology organization managers responsible for the performance of mission-critical applications and maintenance of network performance in the enterprise. We have also maintained a website and have agreements with certain keyword search engines that direct those curious about compression and acceleration solutions to our website. Other than attending conferences and limited public relations, we have done no meaningful marketing. To date, sales efforts have been comprised of mostly Colorado based employees and agents and a single United Kingdom based agent. We currently have no presence in the Asia/Pacific region.

        Expenses included in this category are the compensation costs of sales and marketing personnel, commissions and incentives, agent fees, market research costs, website expenses, partner association costs, public relations and conference attendance.

        From 2002 to 2003, the amount incurred in this category fell by 28%, or $248,000 largely due to the following:

  •
  a reduction of $85,000 in compensation and agent fees as a result of (i) reducing the number of employees and agents, (ii) converting compensation arrangements to more incentive based rather than fixed base fees, and (iii) a reduction in marketing personnel costs;

  •
  lower travel and entertainment costs of $20,000 as a result of less travel and no conference attendance;

  •
  elimination of fees paid to a public relations firm resulting in a savings of $15,000;

  •
  costs of $57,000 incurred in 2002 to become a Siebel Systems, Inc. partner and attend various Siebel events, which were not incurred in 2003; and

  •
  initial website development costs incurred in 2002 of $27,000 which were not incurred in 2003.

        For the first quarter of 2004 compared to the first quarter of 2003, there was a 44% reduction in expenses in this category largely attributable to:

  •
  a lower staffing level in 2004 reflecting the changing nature of the sales and marketing organization, a shift to one or more channel partners and alliances and fewer employees;

  •
  the reduction in sales agent fees to low or no fixed amounts and more commission based;

  •
  greater sales travel cost in the first quarter of 2003; and

  •
  lower commissions because of lower sales levels.

        Sales and marketing expenses represented a disproportionate share of revenues due to the start-up nature of our business in 2002 and 2003. In 2004, we are implementing a new strategic sales and marketing plan. In March, 2004 we hired a new executive to lead this area. We expect that most of the second and third quarters of 2004 will be spent identifying new sales channels, building deeper relationships with existing customers, developing new agents and partnerships, identifying OEMs to distribute our products and launching new marketing initiatives. As a result, we expect to spend in excess of $2.5 million over the next 12 months on sales and marketing, an increase of more than 300% over 2003 levels. We anticipate that 75% of the sales and marketing budget will be expended on people related activities (payroll and commissions) and 25% on non-people related activities (advertising, public relations, collateral, conference attendance, partner fees, etc). We will continue to invest in appropriate sales and marketing campaigns and therefore expect sales and marketing expenses in absolute dollar expenses to increase in the future. We plan to work toward a target of sales and marketing expenses being in the range of 25% to 35% of revenues, but we do not expect to achieve this during the next two years.

        General and administrative expenses:    General and administrative expenses consist primarily of employee compensation for executives and administrative personnel, office costs such as rent and telecommunications, legal and accounting fees. We treat costs relating to raising equity as a reduction to share capital and as such they are not included in this category.

        From fiscal years 2002 to 2003 the amount incurred in this category was reduced by 14% or $131,000. The major changes between the two years are as follows:

  •
  an increase in costs associated with the Chief Executive Officer transition in the amount of $31,000. We hired a new Chief Executive Officer in the fourth quarter of 2003. During this time the former Chief Executive Officer became the Chairman of the Board and remained on payroll;

  •
  an increase in payroll expense recorded for stock based compensation. In 2003, as described in more detail in the financial statements, we recorded an expense for stock options granted to employees in the amount of $139,000. In 2002 we disclosed in a footnote, but did not record an expense for employee stock option compensation in the amount of $501,000;

  •
  in 2003 we recorded an entry to reflect the fair value of the agreement made between our founder and our new Chief Executive Officer. Our founder agreed to grant the new Chief Executive Officer 107,143 of his shares of common stock in the Company, for which we recorded a compensation expense of $113,000. This was a non-cash entry.

  •
  in early 2003, we reduced executive compensation expenses in the human resources and finance area as we focused on sales and new products. This resulted in a savings of $165,000 compared to 2002. The previous human resources executive (and current board member) continued to provide interim support to us. We retained a new Chief Financial Officer in December 2003;

  •
  in 2003 we enjoyed a lower rent expense as a result of moving our corporate office to a less expensive location. This resulted in a savings of $45,000 compared to 2002;

  •
  in 2003 we had lower legal expenses compared to 2002 in the amount of $66,000. This was a result of capitalizing certain legal costs for patents in 2003 and higher costs in 2002 as a result of certain debt offerings, formation activities and matters related to the acquisition of RCI's assets; and

  •
  during 2003, we reversed an accrual for compensation recorded in 2002 for certain officers of RCI in the amount of $130,000. See the RCI note below.

        In the first quarter of 2004, general and administrative expenses were higher than in the first quarter of 2003 by approximately $138,000. This was largely due to:

  •
  the costs of the new Chief Executive Officer. In 2003, our founder served as Chairman and Chief Executive Officer. In October 2003, the positions were split and we hired a new Chief Executive Officer. This resulted in additional compensation expense of approximately $96,000; and

  •
  in 2004 we incurred audit fees of $20,000 and other fundraising expenses of $16,000 as we prepared for a public offering of our securities.

        We expect to incur greater administrative costs in the future as we comply with recently enacted laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and other current and future rules and regulations required by the SEC, the American Stock Exchange and the Financial Accounting Standards Board, or FASB. In addition, we will have greater costs related to our Audit and Corporate Governance Committee and certain types of insurance policies as a result of being a public company. There may be other additional costs, which could be substantial, as a result of our becoming a public entity.

        General and administrative expenses represented disproportionate percentages of revenues in 2002 and 2003 due to the start-up nature of our business. If we are successful in implementing our sales and marketing plan, our general and administrative expenses should continue to decline as a percentage of revenue.

        Interest expense (including preferred dividends):    We incurred interest expense on loans from convertible and other debt, a loan from our founder, a note payable to RCI and a line of credit. In 2002, the convertible debt was in existence for a partial year, resulting in a higher interest charge in 2003. The line of credit was not in existence in 2002. The preferred dividends are the accrued dividends on the shares of preferred stock issued during 2003. The interest charge was higher by more than $82,000 in the first quarter of 2004 compared to 2003 due to our higher levels of debt, the existence of preferred dividends and the amortization of the costs incurred in selling the 2004 notes.

        Gain on settlement of RCI note:    We purchased certain assets from Remote Communications, Inc., or RCI, in March 2001. The purchase price (net after certain liabilities of RCI was paid by us in the form of a promissory note upon closing of the transaction) was $353,000 to be paid in March 2004. Part of the sale agreement called for certain RCI officers to become our employees and continue to develop the product offering. In late 2001, these employees terminated their employment with us. At the time of leaving our company, in addition to the promissory note, we established a reserve for certain possible claims for compensation to these employees in the amount of $130,000. We disputed certain claims by these employees and RCI.

        In March 2004, we settled our dispute with RCI. Under our settlement, we agreed to pay RCI $42,500 as settlement in full for all liabilities owing and any claims due under our purchase agreement. Accordingly, in the financial statements for 2003, we have reversed the compensation accrual of $130,000 and reduced the value of the note payable to RCI to $42,500. As a result, we have also recorded a gain on the settlement of this liability in the amount of $311,000.

        Income taxes:    We make no provision for income taxes because, since inception, we have never been profitable. We have a net operating loss carry forward available to offset future federal and state income tax expenses at an amount that approximates our accumulated deficits. Our net operating loss carry forward will expire in varying amounts from 2021 to 2023. The utilization of the net operating loss carry forward as an offset to future taxable income is subject to the limitations under U.S. federal income tax laws. One such limitation is imposed where there is a greater than 50% change in ownership of our company.

OFF BALANCE SHEET TRANSACTIONS

        We are not party to any off balance sheet transactions. We have no subsidiaries or equity ownership in any other entity. We have no guarantees or obligations other than those which arise out of normal business operations to customers, i.e., a sale of software, which is covered by customer agreements limiting, in part, our liability.

CORPORATE GROUP AND SEGMENT INFORMATION

        We are not, and never have been, part of any corporate group. We currently have no immediate plans to make acquisitions. We do not have segment information because all of our activities are devoted to the development and sale of software. We have no discontinued segment operations.

CRITICAL ACCOUNTING POLICIES

        This discussion and analysis of the financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In order to prepare these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to the valuation of long-lived assets, valuation allowances including sales return reserves, allowances for doubtful accounts and other liabilities, such as product warranty reserves. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        We derive revenues from the following sources: software license revenue and services revenue, which primarily consists of maintenance, consulting and training. We recognize revenue in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the American Institute of Certified Public Accountants' Statement of Position, or SOP, 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," and other authoritative accounting literature.

        License fee revenue:    For software license agreements that do not require significant modification or customization of the software, we recognize revenue when evidence of a non-cancelable, signed contingency-free agreement exists, any acceptance testing is complete, delivery of the product has occurred, the license fee is fixed or determinable and collection is probable. In all other instances, we defer revenue. We record deferred revenue as a current liability until all the elements to be delivered at a future date and vendor specific evidence of acceptance have occurred.

        We consider receipt of a customer purchase order to be persuasive evidence of an arrangement. Sales through our distribution channels are evidenced by agreements governing the relationship together with purchase orders from the ultimate end customers. Delivery generally occurs when the customer has received an electronic media copy of the software or where we have evidence that the customer has downloaded the software from our website.

        If a license agreement provides acceptance provisions that grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications, we defer revenue recognition until acceptance by the customer or lapse of the acceptance period. Generally, license agreements have no such provisions and, as the likelihood of non-acceptance is remote, we generally recognize revenue when all other criteria of revenue recognition are met.

        Typically, our software licenses do not include significant post-delivery obligations to be fulfilled by us, and payments are due within 30 days from the date of delivery. For customers who pay license revenues as monthly subscribers under a utility-based pricing model, and where the license allows for payment terms of more than 12 months from the date of delivery, we recognize revenue as payments become due assuming all other conditions for revenue recognition have been satisfied.

        Services revenue:    Services, or maintenance, revenue is recognized ratably over the term of the maintenance agreement, typically one year. Consulting services generally do not involve significant modification or customization of the licensed software. Consulting and training revenues are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from fixed price contracts is recognized on a percentage of completion basis, which involves the use of estimates. If we do not have a sufficient basis to measure the progress towards completion, we recognize revenue when the project is completed or when we receive final acceptance from the customer. Revenue from agreements for supporting and providing periodic unspecified upgrades to the licensed software is recorded as unearned revenue and is recognized ratably over the support service period.

        Expense reimbursements:    In November 2001, the FASB issued a Staff Announcement Topic D-103, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." Topic D-103 establishes that reimbursements for out-of-pocket expenses should be reported as revenue in the statement of operations. We have adopted this guidance.

        Allowance for doubtful accounts:    We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on our receivables. Overdue accounts are reviewed, and an additional allowance is recorded when determined necessary to state receivables at realizable value. In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including historical bad debt experience, the general economic environment, and the aging of our receivables. A considerable amount of judgment is required when we assess the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. As of December 31, 2003 we have determined that no reserve is currently necessary for doubtful accounts.

        Expensing of employee stock options:    We have adopted the disclosure only provision of FAS 123 which permits us to disclose in notes to our financial statements the pro forma net income (loss) and earnings per share that would have resulted from the use of the fair value based method. The disclosure only provisions allows us to disclose the pro forma effect on net income and earnings per share of issuing options to employees rather than expensing them based on the fair value of the options.

        We recorded an expense of $139,000 for the 132,678 options granted to employees in 2003. The expense represents the difference between the exercise price of $3.50 at the date of grant and the fair value of our anticipated value of $4.55 per share allocated to the common stock and $.45 per warrant based on the Black Scholes pricing model. This treatment is in accordance with APB 25, which we will follow going forward.

        Valuation of Long-Lived and Intangible Assets and Goodwill:    As required by SFAS 144, "Accounting for Impairment or Disposal of Long-lived Assets," we regularly perform reviews to determine if the carrying value of our long-lived assets is impaired. The purpose of the review is to identify any facts or circumstances, either internal or external, which indicate that the carrying value of the assets cannot be recovered. Such facts or circumstances might include significant underperformance relative to expected historical or projected future operating results or significant negative industry or economic trends. If such indicators are present, we determine whether the sum of the estimated undiscounted cash flows attributable to the assets in question is less than their carrying value. If less, we recognize an impairment loss based on the excess carrying amount of the assets over their respective fair values. If quoted market prices for assets are not available, we estimate the fair value based on the present value of expected future cash flows. The fair value of the asset then becomes the asset's new carrying value.

RECENT ACCOUNTING PRONOUNCEMENTS

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include redeemable preferred stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise it becomes effective at the beginning of the first interim period beginning after June 15, 2003. Our adoption of this statement has resulted in the outstanding shares of our Series A Preferred Stock being classified as liabilities as they are redeemable at the option of the preferred shareholder under a number of circumstances. Once we issue shares to the public pursuant to this offering, shares of our outstanding preferred stock will automatically convert to shares of common stock and will be classified as equity on our balance sheet.

        On March 31, 2004, the FASB issued an Exposure Draft, Share-Based Payment, an Amendment of FASB Statements No. 123 and 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options.

Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

        If adopted as proposed, we would record as an expense the fair value of the options we have issued. Based on the number of options we have issued, this proposed statement would substantially increase our net losses and accumulated deficit by approximately $70,000 for the fiscal year ended December 31, 2003 and $175,000 for the first quarter of 2004. If adopted, this pronouncement would be effective for the fiscal year beginning January 1, 2005.

MARKET AND CREDIT RISK

        Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash, cash equivalents, short-term investments and accounts receivable. Our cash, cash equivalents and investments are maintained with accredited financial institutions and investments are placed with quality issuers. We believe no significant concentration of credit risk exists with respect to these financial instruments. Cash and cash equivalents consist primarily of cash on deposit with banks and money market instruments that are stated at costs, which approximate fair market value. We have no current investments in fluctuating net asset value investments.

        Concentrations of credit risk occur from time to time as we record large sales relative to our growing customer base. With respect to accounts receivable, we perform ongoing credit evaluations of our customers. As of March 31, 2004, approximately 57% of the accounts receivable balance was comprised of a single customer. This customer is a historic slow payer and the account is not in dispute. The customer is one of the five largest telecom organizations in the European Union. Foreign currency exchange risk may be exacerbated by slow paying non-U.S. customers.

        Currently most sales are in the United States, Canada, Australia and Europe. Our marketing plan is to target sales in Europe and Asia in 2004. As a result, financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in worldwide markets. Any strengthening of the U.S. dollar could make our products less competitive in foreign markets. We currently have no foreign exchange contracts, option contracts or other foreign currency hedging arrangements. During 2003, we recorded foreign exchange gains on certain agreements for customers where the license fee was denominated in Euros.

RELATED PARTY TRANSACTIONS

        We have an outstanding loan from our founder. The outstanding balance at March 31, 2004, including accrued interest at 9% is $130,000. We intend to repay $55,000 of this loan with proceeds from this offering. The balance of $75,000 will be converted to common stock.

        We have paid fees directly to a company controlled by one of our former directors (who resigned in January 2004) with respect to stock and debt offerings. The amounts paid were as follows: In 2002—$32,000 in cash and $22,000 by issuing stock and in 2003—$8,000 in cash and $35,000 by issuing stock. The are no amounts unpaid as of December 31, 2003.

        Our management has determined that these transactions have been consummated on an arm's-length basis.

LIQUIDITY AND CAPITAL RESOURCES

        As of March 31, 2004, our existing cash resources were insufficient to execute our business plan. We raised approximately $1.1 million in our 2004 debt offering of notes and warrants, net of approximately $100,000 in fees paid to a financial advisor in connection with the offering, during the first quarter of 2004. We believe that our current funding level will support activities through July 2004.

We have no backlog of orders for our software products. If we do not complete the anticipated public offering by the end of July 2004, we will need to raise additional bridge financing. We cannot assure you that we can raise additional bridge financing and that, if available, such financing can be obtained on terms favorable to us. Currently, our working capital requirements exceed our ability to generate sufficient cash internally. Our business plan assumes net proceeds from this offering of at least $6.2 million no later than July 2004. If we are successful in raising the $6.2 million and executing upon our business plan, we do not expect to seek additional capital funding for at least 12 months.

        Since inception we have financed our operations through the private placements of equity securities, convertible debt, a loan from RCI with respect to the balance of the purchase price for RCI's assets, short-term loans, partial payment of various consultants and employees with stock and/or options as part compensation for their services and, to a lesser extent, a line of credit.

        In 2001, our founder and current Chairman invested $750,000 and we raised an additional $748,000 from a private offering of common stock. In 2002, we raised funds through an additional private placement of common stock in the amount of approximately $900,000, a loan from our founder with an outstanding balance at the end of 2002 in the amount of $264,000 and convertible debt with warrants in the amount of $800,000. In 2003, we raised funds from private placements of preferred stock for approximately $350,000, through an additional issuance of convertible debt and warrants in the amount of $350,000 and an additional loan from our founder in the amount of $40,000. Also in 2003, our founder converted $200,000 of debt to equity, and certain note holders converted $650,000 of debt to equity, in transactions that had no net cash impact for us.

        Although we have issued warrants to debt holders and stock options to employees and consultants since inception, no options or warrants have been exercised. We have not raised funds by this mechanism and our business plan does not anticipate receiving any funds from this.

        The unsecured line of credit of approximately $96,000 commenced in 2003 and is fully drawn and due August 2004. There are no financial covenants on the line of credit. The interest rate on the revolving line of credit is 6.5%. Prior to the completion of this offering, we expect to extend the repayment terms of this loan beyond March 31, 2005.

        Of the $1,200,000 (approximately $1.1 million net after fees) in promissory notes sold in our 2004 debt offering, all of the notes are convertible to equity at the option of the noteholders. If the notes are not converted to equity, $620,000 of the notes are to be repaid one year from the date of issue (in the first quarter of 2005) or on demand 30 days after the completion of this offering. Noteholders holding $100,000 in principal face amount of our 2004 notes have agreed to convert to equity upon the effective date of this offering, and $425,000 of the noteholders have extended the notes to April 15, 2006. For those 2004 debt offering noteholders willing to convert to common stock, we have granted them the right to do so at $3.50 per share.

        In 2002 and 2003, while we recorded revenues, they were not sufficient to sustain our development, marketing, sales or personnel expenditures. In 2004, we do not expect to fund our operations from revenues, but we expect a portion of our 2004 revenues to come from our new product line, HyperTunnel, and new sales channels and partnerships. We cannot assure you that we will be successful. If we are unsuccessful, our financial condition and results of operations will be materially adversely affected.

        Variation in the timing of our cash receipts and disbursements significantly impacts our overall cash flow for a given period.

        We had cash and cash equivalents of $27,000 at December 31, 2003, compared to $51,000 at December 31, 2002. The decrease is mainly due to our continued losses from operations, purchases of computer equipment for $7,000 and the $23,000 increase in accounts receivable between 2002 and 2003.

        We used approximately $600,000 in cash to support operating activities during the year ended December 31, 2003 compared to using approximately $1.7 million during the year ended December 31,2002. The decrease is generally due to higher revenues and reductions in amounts expended on research and development, costs of services and sales and marketing costs.

        The following table summarizes our contractual and lease obligations at March 31, 2004:

	Total		2004(2)	2005(2)	2006(2)	Thereafter
Office lease	$170,529		$69,762	$93,016	$7,751	—
Software lease	21,100		15,825	5,275	—	—
Operating leases	2,359		2,017	342	—	—
Line-of-credit	95,500		95,500	—	—	—
Due to related party	130,290		55,290	—	—	—
Notes payable (and accrued interest)	1,527,271		677,297	428,017	—	—
Preferred shares	970,000		—	—	—	—

	$2,917,049	(1)	$915,691	$526,650	$7,751	—

(1)
Reflects balance sheet numbers as of March 31, 2004.

(2)
Reflects amounts expected to be settled by cash payments, and excludes any amounts that are automatically converted to equity.

        The operating leases are for office equipment and the software lease is for Siebel Systems, Inc. software. The office lease for our corporate office expires in February 2006 and is based on a fixed annual fee of $14 per square foot payable in equal monthly installments.

        All of the notes payable (and accrued interest) issued prior to December 31, 2003 will be converted into equity prior to the initial public offering as they automatically convert to equity upon a round of funding of at least $3 million. The settlement payable at December 31, 2003, which relates to the RCI settlement, was paid in March 2004.

        The preferred shares were issued in 2003 and 2004 in a private placement offering at $4.375 per share. The preferred shares are entitled to a cumulative annual divided at the rate of 10% per annum (payable in cash or common stock). The preferred shares represent a new cash investment of $395,000, the conversion of convertible notes of $375,000 and the conversion of a short-term loan by our founder in the amount of $200,000. The preferred shares automatically convert into common stock under various conditions, including the offering and sale of stock with net proceeds of at least $3 million.

        We have entered into employment agreements with certain members of our senior management team including our Chairman, Chief Executive Officer and Vice President of Development. These agreements bear standard employment terms and conditions. Our Chief Executive Officer's contract is a three-year contract commencing on October 1, 2003 and calls for a guaranteed 2004 bonus of $100,000. This guaranteed bonus is not included in the table above.

BUSINESS

Company Overview

        We are a Colorado based software company that has been in the application acceleration business since March 5, 2001. We develop, manufacture and market worldwide, two software product lines: HyperWeb and HyperTunnel. These products speed up the delivery of information over computer networks (including the Internet, wireless, broadband, private and dial up networks). By speeding up the delivery of information over computer networks, we accelerate the applications running on networked computers. Accelerating the applications allows the users to do more work in less time. In addition, acceleration can allow a company to deploy slower, lower cost, communication circuits between computers on the network (i.e., reduce bandwidth requirements), thus reducing monthly expenses. In some cases our products allow companies to deploy business applications over network connections that, without our applications, would otherwise be too slow to support effectively the business applications deployed. For example, Sales Force Automation, or SFA, applications and Customer Relationship Management, or CRM, applications tend to perform poorly when used on slow network connections. Many users of those applications travel for business and are forced to use slow network connections while running such CRM and SFA applications. Our products accelerate the delivery of SFA and CRM information across the network allowing users to spend less time waiting and more time working productively.

        Our software product lines, HyperWeb and HyperTunnel, address the growing need for real-time application acceleration and improved business communications over wired and wireless networks. Our mission is to make our customers more efficient and profitable by increasing the performance of their internal and external mission-critical applications through deployment of application acceleration software that is cost effective, easy to use and easy to install.

        We believe our products are ideal for:

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  e-commerce websites;

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  businesses or organizations with multiple locations;

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  operation of feature rich applications (such as SFA, CRM, financial applications and Enterprise Resource Planning, or ERP, applications) that place heavy demands on the networks that connect the applications;

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  businesses with mobile and distributed/home workers who need fast access to email and mission-critical applications;

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  providers of network and application services to others, including Internet service providers, or ISPs, hosting companies, outsourcing companies and remote access service providers;

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  independent software vendors in need of a bundled solution to accelerate their network based applications; and

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  businesses operating in rural areas or countries where high speed networks are difficult to obtain and/or expensive.

        In the simplest terms our software, without the requirement of additional hardware, allows users to experience:

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  web pages that load faster;

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  network or web-based applications that function more seamlessly, without excessive network induced pauses, or lag, that could otherwise render the applications unusable;

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  significant reductions in network traffic, with corresponding reductions in bandwidth requirements and costs; and

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  significant performance improvements in websites, web applications, network applications and wide-area networks or WANs.

        The volume of data being sent over the Internet and through organizations' networks continues to expand. This causes performance issues—primarily reduced speeds at which users receive and transmit information. The traditional response to this problem has been to add bandwidth, or capacity, in an attempt to speed performance. There are three major problems with adding bandwidth: latency, cost and time as explained below.

  •
  Latency.  Adding bandwidth does not help with network latency problems. Latency means delay. Network latency is the time it takes for a data packet to move across a network connection. Latency is impacted by the number of network "hops" that network packets traverse between the client and the server systems and by network congestion. A network "hop" occurs at each network device, including bridges, hubs, routers, switches, as each of those devices adds time to the trip across the network while it forwards the data along. Further, after the initial investment in bandwidth, as the traffic volume on a network increases, network congestion increases, thereby increasing latency. Our products reduce the number of data packets on the network through several transformations, including compression, combining several data packets into a single packet, and elimination of the need for some data packets to traverse the network. The resulting reduction in latency accelerates applications, regardless of bandwidth.

  •
  Cost.  Adding bandwidth increases costs at a time when many companies are attempting to reduce information technology, or IT, budgets.

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  Time.  In many locations, the deployment of additional bandwidth can be a very slow process. Our software solutions enable our customers to address quickly the root cause of the problem by accelerating the traffic that runs through their existing networks.

Industry Background—Our Opportunity

Network Demand

        The Internet has evolved into an essential tool that businesses and individuals around the globe use on a daily basis. Broadly speaking, the Internet is a collection of computer networks that have the ability to communicate with each other, regardless of their physical locations. Computers on a network communicate through the use of protocols: standardized methods by which information is passed between computers on a network. The protocol most commonly used for transmission of information across the Internet and other networks is called the "Transmission Control Protocol/Internet Protocol" or TCP/IP.

        The emergence of Internet computing has created new challenges for IT managers. An end-user's ability to use and experience the Internet is often governed and limited by the speed of the end-user's connection to the Internet. Today's software applications are highly interactive, especially core business and e-commerce applications. Interactions often occur across networks and often depend on timely access to information and real-time transaction responsiveness. These features help ensure productivity and a high quality experience for end users. The shift to real-time, delay-sensitive data is accelerating as businesses converge database transactions, file sharing, and multimedia traffic into enterprise wide, web-enabled, applications.

        Other current trends in computing stand to exacerbate traffic loads on networks. Businesses and individuals are coming to rely, more and more, on applications that are "web-enabled," or based on a distributed client/server architecture. Businesses are beginning to use and depend on various voice-over-IP, and video-over- IP applications. Computer users increasingly access graphics-intensive websites, download large files, view streaming media presentations, monitor news and stock quotes, access peer-to-peer file sharing applications, use instant messaging applications, and pass other information over the Internet. A September 20, 2002 Gartner study (R-18-3617) suggests that large enterprises worldwide will experience the need to increase the capacity of their networks to handle throughput of computer information by 14 to 16 fold between 2002 and 2006. These increases will be driven by natural expansion and proliferation of enterprise applications as well as increasing traffic from voice-over-IP and video-over-IP applications.

Bandwidth Bottleneck: The "Last-Mile"

        Even though the fiber optic systems that make up the backbone of the Internet are strong and offer a surplus of bandwidth today, what really impacts the functionality and experience of the Internet by end-users is the relative speed of information from the backbone to their desktops, laptops, and wireless devices (e.g., Palm Pilots, PocketPCs, cell phones, desktop computers, etc.). This network phenomenon is known as the "Last Mile." The Last Mile becomes the bandwidth bottleneck or traffic jam because, regardless of the bandwidth available to the rest of the Internet, or to any particular ISP or corporate Local Area Network, or LAN, or Wide Area network, or WAN, an end-user can only send and receive data at the speed of the end-user's Last Mile connection to the Internet or corporate network. While one solution to the bandwidth problem is to add more bandwidth, this solution can be expensive and/or logistically difficult to obtain. For example:

  •
  High bandwidth, high speed connections, such as DSL, cable, and wireless, are not universally available. Even when the connections are available our product may be a more cost-effective solution. As of March 2004, over 54% of active Internet users in the United States, 33% of the active Internet users in Canada and 30% of the active Internet users in Korea were accessing the Internet at the low bandwidth speeds of 56 Kbps or less according to an April 2004 WebSite Optimization report (see, http://www.websiteoptimization.com/bw/0404/). By contrast, DSL and cable modems tend to offer bandwidths of between 128 Kbps and 3000 Kbps. Corporate LAN's operate at internal bandwidths of up to 100,000 Kbps.

  •
  Reguardless of the bandwidth of the core network, remote access users of a corporate LAN or WAN may be limited to low bandwidth dial-up connections as they travel from place to place, and country to country.

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  Broadband solutions frequently impose added latency that prevents users from obtaining the full value of the solution.

        As ISP customers and enterprise end users move to broadband and application acceleration solutions to solve the Last Mile problem, the ISPs and enterprises are finding that the increased demands placed on their internal networks are causing their internal networks to become a new bottleneck. Our products can be used to solve both bottleneck problems, providing us with additional market opportunities.

Our Technology

        Our solutions involve only software. Unlike competitive solutions, our solutions do not require the purchase or installation of new hardware. We believe our software only solutions are superior to competing solutions that are hardware based because our solutions offer equal or superior capabilities without the need to purchase, configure, maintain, lease, or upgrade computer hardware. Further, for mobile users, such as corporate employees who travel, hardware-based solutions can only accelerate information downstream, that is, from the server to the client. For those users, only a software-based solution can accelerate information in both directions (e.g. from the server to the mobile user and from the mobile user back to the server—this is referred to as "bi-directional acceleration"). HyperTunnel in particular, offers bi-directional acceleration.

        Our software has been developed with a deliberate adherence to certain widely adopted Internet computing standards, which allows our software to be "transparent." Transparent means that our software can be used with a wide variety of computer operating systems, applications, and wired and wireless devices, without altering the functionality of such operating systems, applications, or devices.

        Currently we manufacture and market two product lines: HyperWeb and HyperTunnel.

HyperWeb

        Our initial software product line, HyperWeb, runs on Windows, Linux, FreeBSD, OpenBSD, AIX, HP, and Solaris operating systems. Supported web servers include Microsoft IIS, Sun iPlanet, IBM WebSphere, BEA, Apache, Squid and most proxy servers. Proxy servers are devices that sit between a client application, such as a web browser, and a server. Proxy servers intercept and handle some of the client requests. Web servers are servers that store web sites and respond to web browser requests.

        HyperWeb compresses static and dynamic information sent from a web server in formats ranging from HTML to XML and Java. HyperWeb compresses requested information before sending it to the web browser. HyperWeb does not compress information moving back from the web browser to the web server. A graphic showing the interaction between HyperWeb, web servers and browsers can be found on the inside back cover of this document

        To date, HyperWeb constitutes the majority of our sales. The key features of HyperWeb are:

  •
  compression of information moving from a web server to a browser (downstream);

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  configurable rules engine allows control over what is accelerated;

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  optional SSL (Secure Socket Layer) encryption for the secure movement of information;

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  support for multiple operating systems and servers;

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  no on-client software required—the software is installed on the server;

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  small impact on server disk space, memory and CPU resources; and

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  runs transparently on multiple operating systems and web server platforms by compressing and accelerating all data sent by the web server to any web browser that complies with HTTP 1.1 (a widely adopted standard for formatting textual Internet data), such as Microsoft Internet Explorer, Netscape, Internet Explorer for PocketPC, Opera, Mozilla, and AOL.

        These features offer value to HyperWeb customers, principally by:

  •
  increasing performance of web based applications, web sites and e-commerce sites;

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  reducing consumption of bandwidth;

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  reducing ongoing network architecture costs, or delaying future investments in bandwidth;

  •
  reducing web server CPU utilization;

  •
  reducing packet traffic volume and, thereby, network latency and lag; and

  •
  increasing end-user productivity and/or customer satisfaction.

HyperTunnel

        In January 2004, we introduced our second major product line: HyperTunnel. HyperTunnel constitutes our most recent and, we believe, our most innovative product offering. While HyperWeb accelerates only information moving one direction, from a web server to a web browser (known as downstream acceleration), HyperTunnel provides bi-directional acceleration (downstream and upstream) of all information running on networks, including web traffic, images, text, documents and information exchanged by networked client/server applications such as Microsoft Outlook. HyperTunnel has three components:

  •
  HyperTunnel Client:  For installation on individual client devices (e.g laptops, tablets), the HyperTunnel Client software may be installed on devices running the Windows 2000 or Windows XP operating systems having a 200MHz or faster CPU and at least 128 MB of RAM.

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  HyperTunnel Gateway:  For groups of client devices stationed on a LAN, the HyperTunnel Gateway software may be installed on a "gateway device" running the RedHat Linux 8.0 or later operating system having a 500MHz or faster CPU and at least 256 MB of RAM.

  •
  HyperTunnel Server:  For servers accessed by HyperTunnel Clients and HyperTunnel Gateways, the HyperTunnel Server software, without support for image recompression, may be installed on a server running the Windows 2000 (Standard, Advanced or Data Center) or RedHat Linux 8.0 operating systems, having a 500MHz or faster CPU and having at least 256 MB of RAM. For deployments of HyperTunnel Server with image recompression support, the HyperTunnel Server software may be installed on a server device running the RedHat Linux 8.0 or later operating system with a 500 MHz or faster CPU and having 256 MB or more of RAM. HyperTunnel Server also has RADIUS protocol support to allow use of the product with the RADIUS, Active Directory and LDAP authentication servers. (RADIUS, Active Directory and LDAP are software products used on servers to manage access to networks).

A graphic showing the interaction between components of HyperTunnel and the network can be found on the inside front cover of this document

        The key features of HyperTunnel include:

  •
  compression of both downstream and upstream information and content (bi-directional acceleration);

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  compression of web site content and all client/server application information and activity;

  •
  installation options include "on-client" installation or "remote" site-to-site installation via client gateways;

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  on-client installation requires no reconfiguration of client applications on the client devices;

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  multiplexing of all client-to-server communication connections into a single connection on a well-known port (explained below);

  •
  super-packeting of network traffic into fewer and smaller packets (explained below);

  •
  streaming compression allowing higher rates of compression than competing compression products (explained below);

  •
  compression of packet headers and cookies (explained below)not compressed by competing compression products;

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  SSL encryption for the secure transmission of information; and

  •
  authentication of users including the ability for a user to "Opt-In" to a premium cost service and/or to manage user access to enterprise network resources.

        These features offer value to HyperTunnel customers principally by:

  •
  increasing performance of client/server applications;

  •
  increasing performance for an ISP's subscribers;

  •
  reducing consumption of bandwidth;

  •
  reducing ongoing network architecture costs, or delaying future investments in bandwidth;

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  reducing the need for more costly solutions to specific network throughput problems;

  •
  reducing packet traffic volume and, thereby, network latency and lag;

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  providing a secure, encrypted, authenticated connection without the need for a separate Virtual Private Network, or VPN, solution;

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  reducing administrative support costs by solving backbone and Last Mile performance issues with the same product; and

  •
  increasing end-user productivity and customer satisfaction.

        HyperTunnel uses a technique known as "multiplexing" to speed up data communications. In general terms, "multiplexing" is the process of reducing many to one. Normally, data communications enter and exit a network through "ports," or exit/entry points within the network that are dedicated to specific applications. There can be more than 65,000 ports on a server and hundreds if not thousands of them are actually used. Thus, when a server sends or receives network communications, they can be sent or received through numerous ports, causing delay and using resources. When installed on a server, HyperTunnel uses one "well known" port for all accelerated communications. This form of "multiplexing" (reducing many ports to one) streamlines data communications.

        HyperTunnel also uses a technique known as "super-packeting." Using this technique, HyperTunnel is able to combine multiple existing packets, originating from several client or server applications and arriving at the network at approximately the same time, into a smaller number of compressed packets, which we refer to as "super packets." A super packet contains all of the information that was in the original packets, but is smaller in size than the sum of the original constituent packets, even without any compression being applied. This process results in fewer packets (and packet headers) being sent across the network. This helps reduce data volume and latency on the network, and adds to HyperTunnel's compression capabilities in improving network performance.

        HyperTunnel compresses "cookies" in addition to other types of data. Cookies are small text files left by a server on a client computer and sent to the server when the client requests services, or files, from the server. Cookies help the server identify the client and associate the client with its past behavior.

        HyperTunnel also has the ability to compress "streaming" data, which is data that the browser begins to render or interpret before the file transmission has been completed, such as streaming audio or streaming video files. Streaming minimizes waiting time before a data stream can be experienced or used.

        Because of HyperNAT, our proprietary technology that creates a unique form of the industry-standard networking process known as network address translation, or NAT, our HyperTunnel client software can be installed with no configuration changes on the desktop, laptop, wireless device or gateway where it is installed. In addition no changes are required to the configuration of the various applications creating the information flowing across the network. Furthermore, HyperNAT gives HyperTunnel the ability to terminate all client and server applications locally and multiplex all would be cross-network connections into a single, secure, accelerated connection. Without HyperNAT and other advancements, it would be impossible to have an "on-client" installation of the HyperTunnel software. The on-client installation is what makes possible, among other things, bi-directional acceleration of all client/server application data and activity, regardless of protocol; multiplexing of all client-to-server communication connections; and super-packeting of network traffic into fewer and smaller packets.

Our Strategy

        We have sold our HyperWeb product primarily to customers in the industries of financial services, healthcare, wireless communications, consumer products, and Internet service providers, as well as to state and local governments.

        Historically, approximately 90% of our sales have been to customers that have approached us directly through our online free trial software lead generation process.

        We have hired new sales leadership, and we are developing and launching new sales initiatives. In addition, we intend to broaden our relationships with existing customers to enable us to sell into other areas or offer new products. With most of our Global 1000 customers, we have only penetrated a single division or a single application, leaving many opportunities with existing customers. In addition, we believe all existing HyperWeb customers are candidates to buy the more "enterprise-wide" HyperTunnel product.

        Our goal is to be the leading supplier of application acceleration solutions to businesses, ISPs, and end users. To achieve this objective, we intend to focus on the key strategies outlined below.

Establish our solutions as the leaders for transparent application acceleration.

        We believe that we are positioned to offer businesses, ISPs, and end-users value that competing products cannot offer, including:

  •
  software-based solutions that do not require the purchase, lease, deployment, or maintenance of additional hardware;

  •
  easy, fast, nearly configuration-free installation;

  •
  small "foot print" in disk size and memory usage;

  •
  low CPU load (usually 1-2%, and in some instances reducing overall CPU load);

  •
  support for multiple operating systems and platforms; and

  •
  a price point significantly lower than hardware-based solutions.

Develop markets through proactive, targeted, channel marketing.

        To date, substantially all of our sales have come from "click-through" links to "top-ten" search results from keyword searches performed on popular Internet search engines such as Google and Yahoo!. We pay these search engines a small fee per "click-through" to have our name listed within the "top ten" results from searches performed against specific key words. These "click-though" links connect to our online free trial software that prospective customers can download, install, and, for a limited time, experience the value offered by our solutions. Such "click-through" advertising is necessarily limited because it relies on prospects that exhibit the initiative to conduct their own searches on particular keywords. While such passive marketing has served to validate our solutions, it has not been successful in generating the visibility and sales that we expect to result from proactive, targeted marketing and advertising.

        We believe that there is a broad market for our solutions. In our view, that market includes all website or web-enabled application implementations and most client/server-based application implementations that are accessed using a WAN, dial-up, broadband, VPN, leased-line, wireless, or DSL. Where end users experience poor performance, experience application impact from latency, or simply desire improved network performance, our solutions can help. Such broad potential markets present enormous opportunities for us. At the same time such broad potential markets pose certain challenges related to targeting appropriate subsets of such large potential markets given our limited resources.

        We believe that by targeting particular markets or sales and distribution channels with proactive marketing and advertising efforts, including direct agent-based sales, print and online advertising, and by building strategic relationships with system integrators and telecommunications service providers, we can significantly increase sales. We have identified and intend to target the following sales and distribution channels with proactive marketing:

  •
  WAN communications service providers;

  •
  remote access service providers;

  •
  VPN providers;

  •
  ISPs;

  •
  application hosting, outsourcing, and managed service providers, or MSPs;

  •
  enterprise application vendors; and

  •
  system integrators.

Below we discuss the opportunities that each sales and distribution channel offers.

        WAN Communication Service Providers:    WAN Communication Service Providers offer wide area network connectivity services to companies in an outsourced model. By reaching the WAN Communication Service Providers we can gain access to their installed customer base. There are several viable WAN communication service provider channel prospects for us to target.

        Remote Access Service Providers:    Remote access service providers offer companies a secure way to provide remote access to corporate networks for traveling or work-from-home employees. Our products have the competitive advantage of acceleration combined with the same security features found in other products used to deliver this service. We believe that remote access service providers using our products can provide an accelerated service that gives them market advantage over the others.

        VPN Providers:    VPN providers offer the hardware and software for remote end-user authentication and security to companies with WAN application deployments. The communications architecture may vary (e.g. dial-up, DSL, cable, wireless, etc.) but the VPN service provided is consistent across all of these network architectures. Again, our products have the unique competitive advantage of acceleration combined with the same security features found in other products used to deliver this service. VPN providers using our products can provide an accelerated service that gives them market advantage over the others. Many VPN customers require that the VPN provider agree to a level of service with penalties for non-performance. As VPN providers find service deteriorating because of growing demands on their networks they can use our products to preserve or restore service levels in a way that may be more cost-effective than a capital investment in network bandwidth.

        Internet Service Providers (Dial-Up, DSL & Cable):    We believe the functionality of our HyperTunnel product line has positioned us to address the requirements of ISPs. Our products are particularly attractive to ISPs competing with other ISPs that already offer accelerated services. The current offerings of our competitors are not bi-directional and they generally only accelerate text. HyperTunnel offers bi-directional acceleration of network traffic between sites on an ISP's internal network, and bi-directional acceleration of Internet broadband and dial-up traffic between the ISP and its end-users. These competing offerings do not match HyperTunnel in accelerating images and other types of information. We believe that ISPs who are not prepared to take the step forward with

HyperTunnel can benefit from HyperWeb's downstream acceleration of HTTP protocol (the text portion of web pages) based Internet traffic.

        We believe that ISPs, including those providing either one or a combination of dial-up, DSL, and/or cable-based services, are excellent sales and distribution channels for our software. For instance, dial-up users are demanding more network throughput. These dial-up ISPs struggle to keep their subscribers from moving to ISPs who have begun to offer application acceleration as either a value-added service at current price-points, or as a premium fee-based service. With HyperTunnel, ISPs can expand their markets by offering a secure, accelerated remote access service to business customers.

        Hosting, Outsourcing, and MSPs:    Many companies provide outsourced IT services to their customers, and several terms exist to describe these companies: application service providers, managed service providers, or MSP's, outsourcing companies, or hosting companies (we will refer to all of them as MSPs). These MSPs all share a common function: they provide information technology as a service that is managed over time. We believe that the MSPs that provide such services are candidates for application acceleration technologies since such MSPs are invariably measured on several service level agreement standards, not the least of which is performance of the service as experienced by the end-user. Because we believe that our software will increase the satisfaction experienced by the end-user due to network performance gains, MSPs should present a good channel for our products.

        Enterprise Application Vendors:    Because our software accelerates applications, we believe that the application vendors themselves are channel candidates for our products. However, because there are thousands of applications in the market at any given time, we intend to focus on a small number of the largest enterprise application vendors in the market.

        Systems Integrators:    We believe that companies that install (and sometimes manage) enterprise web and client/server applications are channel candidates for our products for the same reasons our software appeals to MSPs. We believe that our software increases the satisfaction experienced by the end user due to network performance gains accomplished through our application acceleration technology.

Competition

        The markets for our products are competitive and subject to change. We track and categorize competitors in three distinct markets: (1) web-based applications; (2) networked applications (including networked client/server applications, WAN optimization, WAN acceleration, LAN-to-LAN acceleration); and (3) ISPs. Both our HyperWeb and HyperTunnel products compete in the ISP market. HyperWeb competes in the web-based applications market. HyperTunnel competes in the networked applications market.

        HyperTunnel has three key differentiators from companies who directly or indirectly compete in the networked applications market.

  •
  It is a software based solution that does not require dedicated or proprietary hardware.

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  It operates bi-directionally, accelerating the flow of information from servers to a client and from a client to servers.

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  It accelerates all information flowing across it, not just HTTP protocol (web site traffic).

Web-Based Applications Market

        In the web acceleration market, we have identified four direct competitors, which we track on a regular basis: Packeteer, Inc., Redline Networks, Inc., FineGround Networks, Inc. and Post Point Software, Inc., d/b/a Xcache Technologies. There are additional companies who compete indirectly in the web acceleration market with alternative solutions, however, we believe only the previously mentioned four to be direct competitors. Against these four competitors, we compete primarily on four factors: price, platform support, customer support, and avoiding the need to purchase hardware. With regard to price, information in the public domain indicates that our price-point is lower than that of our competition and some of our customers confirm our belief that our software solution has a lower price-point. With respect to platform support, because HyperWeb is a software-based solution we are able to offer the product on multiple operating systems (currently ten discrete systems). This provides more choice to the market. Competing on customer support is more difficult to quantify, but many HyperWeb customers have indicated our responsive and efficient customer support during their evaluation periods as one of the reasons they chose HyperWeb over our competitors' solutions. We believe that hardware-based solutions offered by our competitors require the deployment and maintenance over time of additional server hardware, load-balancing hardware, network cabling, operating system software and supporting software. Our software-based HyperWeb solution can be installed directly on existing server assets, which, we believe, affords important cost savings during initial deployment and network maintenance over time.

        Larger technology companies such as Microsoft Corporation and Sun Microsystems, Inc. are known to be adding compression capabilities specific to their web servers. While this can be considered competition for HyperWeb, many companies use the web servers from more than one supplier. With HyperWeb, such companies have a single solution that adds compression for web servers provided by more than one supplier. This simplifies the training and support needs for their operations staff.

The Networked Applications Market

        In the networked applications acceleration market, we have identified four direct competitors: Expand Networks, Inc., Peribit Networks, Inc., Packeteer, Inc. and IT Worx, Inc. Against these companies, HyperTunnel competes on: functionality, being a software vs. a hardware solution, remote/mobile user support, and customer service. With respect to functions, we believe (and some independent analysts have confirmed) that HyperTunnel offers certain unique functionality, which our competition does not offer. This unique functionality includes the ability to terminate traffic locally, target specific applications and data types, such as images, multiplex connections into a single secure wide area connection, SSL encryption of all traffic in both directions (upstream and downstream), apply streaming compression resulting in higher compression rates, and super-packet the traffic. We believe that the most important unique functionality is our ability to deploy HyperTunnel on individual mobile computing devices, such as laptops, for use by mobile or remote employees. To our knowledge, all four competitors' solutions only accelerate "site-to-site" (LAN-to-LAN) traffic, which solves only part of an enterprise's acceleration needs. We believe that HyperTunnel is the first product to also accelerate remote, mobile end users and to do so transparently (no changes to the end user's machine). These abilities result in part from another differentiator: HyperTunnel is a software-based solution. To our knowledge, all four competitors' solutions are hardware-based, which means the deployment of their solutions requires the addition of expensive hardware and networking assets. We believe that HyperTunnel is unique because it can be deployed on existing servers and client machines. Finally, we believe our level of customer support during HyperWeb evaluation periods will be equally important to customers evaluating HyperTunnel.

Internet Service Providers Market

        Both our HyperWeb and HyperTunnel products compete in the ISP market. We believe the combination of both provides a unique offering in this market.(1) Our offering meets three key challenges faced by ISPs:

(1)
The ISP acceleration market is younger than the web-based application acceleration market, however, it is fast growing and receiving significant exposure by early adopters such as NetZero, Earthlink and AOL including extensive and prolonged television advertising campaigns and special event advertising campaigns such as the 2004 Super Bowl.

•
The need to retain subscribers who are being attracted by the downstream acceleration, similar to the acceleration provided by HyperWeb, offered by other ISPs. Several ISPs are advertising this capability.

•
The need for premium service offerings to increase revenues. We believe that HyperTunnel's bi-directional acceleration improves performance for an ISP's customers giving the ISP a competitive advantage.

•
The need to reduce the costs of the ISP's internal network. We believe that HyperTunnel's site-to-site acceleration capabilities can help an ISP avoid network upgrade costs.

        In the ISP acceleration market, we sell both HyperWeb and HyperTunnel. We divide the market into two sub-markets: (1) ISP end-user acceleration, and (2) acceleration of the ISP's internal network. This section discusses only the ISP end-user acceleration sub-market, since the ISP internal network acceleration sub-market is covered in our discussion of the Networked Applications acceleration market described above.

        In the ISP end-user acceleration sub-market we have identified three companies as competitors: Propel Software Corporation, Proxyconn, Inc. and Slipstream Data Inc. Against these companies, HyperWeb and HyperTunnel compete on functionality, price and customer service. We believe that all of our competitors' solutions accelerate information only downstream and only accelerate basic text-based (HTTP) web information. These solutions cannot provide bi-directional acceleration or acceleration of data formats other than text-based web information, as does HyperTunnel. Similar to competitive products, our HyperWeb product only accelerates basic text-based web information, and does so only downstream. However, we believe that HyperWeb is priced, on average, at one-fifth of the cost of the similar solutions from the three competitors. HyperWeb does not require that any software be installed on the end-users' machines, meaning that the benefits of acceleration can be experienced by end users on older Microsoft operating systems, such as Windows 98 and Windows 95. We believe that all of our competitors' solutions support only Windows 2000 and Windows XP operating systems. Finally, with the combined product line of HyperWeb and HyperTunnel, we believe that we are the only single-source supplier to ISPs for "clientless" downstream acceleration, and bi-directional acceleration (with a client) and acceleration of their internal networks.

Cross Market Unique Features

        The following attributes and features are unique to HyperTunnel and will allow us to compete successfully across the markets identified above:

  •
  Remote/Mobile User Option:  HyperTunnel contains a software component, which we call HyperTunnel Client, that may be installed on individual end user client machines. The HyperTunnel Client is what allows bi-directional acceleration. Through our research and discussion with industry analysts we believe there are no competitors offering a solution with the broad functionality and bi-directional acceleration found in the HyperTunnel Client.

  •
  Software Based Deployment Support:  HyperTunnel is purely a "software solution" while the solutions of all of our known competitors are "hardware solutions." Hardware solutions are more expensive and they cannot be used by a mobile computing user as our products can.

  •
  Image Recompression:  HyperTunnel can re-compress.jpeg (photo and graphics) images being transmitted as part of a web page, which reduces the impact of.jpeg images on WAN networks.

  •
  HyperNAT & Local Termination of Packets:  HyperTunnel contains patent pending "HyperNAT," which is a unique form of the industry-standard networking process referred to as network address translation (a.k.a. NAT). As a result of the HyperNAT design, HyperTunnel can be implemented with no reconfiguration of the computer or of the applications being used.

  •
  Super-Packeting:  Because of HyperTunnel's local termination design, HyperTunnel is able to combine multiple existing packets, originating from several client or server applications and arriving at the network at approximately the same time, into a smaller number of compressed packets, which we refer to as "super packets." A super packet contains all of the information, but is smaller in size than the sum of the original constituent packets, even without any compression being applied. Furthermore, this process results in fewer headers (and trailers) being sent across the network. Fewer packet headers means less data and latency on the network, which provides an additional performance improvement with HyperTunnel, in addition to and beyond the compression performed on the packet payloads.

  •
  SSL Encryption:  We believe one of the emerging developments in the enterprise WAN marketplace is the seemingly imminent convergence of several features into a logical suite, which combined will address many corporate WAN computing needs. The constituent technologies are: (1) acceleration; (2) security; and (3) authentication. HyperTunnel includes all three features. We have not been able to identify any competitor in this market offering acceleration with the other two.

  •
  Authentication:  The authentication capabilities of HyperTunnel allow us to effectively enter HyperTunnel into two new markets: (1) VPNs (offering the unique mix of acceleration, authentication and encryption.); and (2) ISPs who wish to offer a premium opt-in bi-directional acceleration service.

Intellectual Property

        We rely on a combination of patent, copyright and trademark laws, and on trade secrets, confidentiality provisions and other contractual provisions to protect its proprietary rights. These measures afford only limited protection. As of December 31, 2003 we have two issued U.S. patents (Nos. 5,533,051 and 5,703,907) and two pending U.S. patent applications. Currently none of our technology is patented in Europe or the Asia/Pacific region. In March of 2003 we filed PCT, or International Applications, which will extend, through the 3rd quarter of 2005, our ability to file foreign regional or foreign national applications to obtain patent protection in European Union countries for our issued U.S. patents. We cannot assure you that our means of protecting our proprietary rights in the U.S. or abroad will be adequate or that competitors will not independently develop similar technologies.

Research and Development

        In fiscal years 2002 and 2003 we spent approximately $221,000 and $151,000, respectively, on software research and development activities.

Product Warranties

        We currently do not maintain a reserve for any warranty costs. Historically there have been no material warranty claims. To date, all minor warranty claims have been settled by providing new copies of the software that was defective. Additionally, we offer a free 30-day trial before any purchases are consummated. In addition, there have been no claims for installation problems due to the ease and self-install nature of our products.

Employees and Facilities

        All of our 15 current employees and regular contractors are currently located at our corporate headquarters in Greenwood Village, Colorado. We lease approximately 6,644 square feet in the Denver Technological Center. All of our operations, including customer support, software engineering and administrative take place there. We have no other owned or leased locations. All non Colorado based sales agents operate out of facilities not owned or leased by us.

        By mid 2005, we expect to add up to 10 employees at our corporate headquarters. The addition of such employees should not require expansion of our existing facilities. We presently expect these employees to be mid-level development, support, marketing, sales and administrative personnel. Our employees are not represented by any collective bargaining agreements with respect to their employment. We currently have all of our executive level team in place. We do not foresee any unique challenges in adding to our employee base over the next year. Our relations with our employees are good. Other than certain testing and quality assurance, we do not outsource any of our software development. We will continue to evaluate this practice and, if circumstances or economic factors change, we may outsource portions of our software development in the future.

MANAGEMENT

        The following table sets forth the name, age and position of each of our executive officers and directors and certain key employees:

Name	Age	Position
John P. Yeros	53	Chairman of the Board
Mark J. Endry	47	President, Chief Executive Officer and Director
Mark A. Pougnet	43	Chief Financial Officer
Patricia M. Luke	47	Chief Operating Officer
Michael P. Lynch	35	Vice President, Business Development and Product Management
Frederick W. Hesse, III	39	Vice President, Product Management and Quality
David J. Bauch	36	Vice President, Research and Development
Rina Singer Delmonico (2)(3)	47	Director
David E. Girard (2)(3)	49	Director
James M. Gumina	58	Director
Eric D. Murphy(1)(3)	43	Director
Kent Swanson(1)(2)(3)	59	Director

(1)
Member of the audit and corporate governance committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating committee.

        John P. Yeros has served as our Chairman of the Board since he founded our company in March 2001. He also served as our President and Chief Executive Officer from August 2002 to October 2003. Prior to establishing our company, Mr. Yeros was the founder and Chairman of Medix Resources (now Ramp Corp.; AMEX:RCO) and all antecedent companies from 1988-2000, and President and Chief Executive Officer from April 1996 to October 1999. From 1977-1988, Mr. Yeros obtained substantial experience in the securities industry, serving with Merrill, Lynch, Pierce, Fenner & Smith Incorporated (account executive), E.F. Hutton & Company, Inc. (account executive), Hanifen, Imhoff Inc.(officer and branch manger), and B.C. Christopher (officer and branch and territory manager). Mr. Yeros holds a bachelors degree in Education from Wichita State University.

        Mark J. Endry has served as our Chief Executive Officer and President since October 2003. Before joining our company in his executive officer role, Mr. Endry served on our company's Advisory Board from March 2002 to October 2003. Prior to joining our company, Mr. Endry was Senior Vice President and Chief Information Officer for J. D. Edwards & Company, now PeopleSoft, Inc. from November 1995 to September 2003. During his 8-year career with J. D. Edwards, he was responsible for leading the company's IT strategies and operations, including managing domestic and international applications, knowledge management, web services, telecommunications and network environments. Mr. Endry won several industry recognition awards, including "Colorado CIO of the Year," and "Computerworld Premier 100 IT Leader."

        Mark A. Pougnet has served as our Chief Financial Officer since March 2004. Prior to that he was our interim Chief Financial Officer from December 2003 to February 2004. From February 2003 to November 2003, Mr. Pougnet was Vice President of operations of Avaya Communication's Service Provider Division. He also operated a one-man consulting company, Pacific Mountain Consulting, from August 2002 to February 2003. From June 2000 to August 2003 he was founder, director and Chief Financial Officer of Avalanche Technology, Inc., a company involved in the off-shore software development business. From April 1997 to June 2000 he was a service line director of the Business Process Outsourcing division of Arthur Andersen LLP. Mr. Pougnet holds a bachelors degree in commerce and a masters in accounting from the University of Natal in South Africa. He is a member of the Colorado Society of Certified Public Accountants.

        Patricia M. Luke has served as our Chief Operating Officer since March 2004. Prior to joining our company Ms. Luke worked for McDATA Corporation as Vice President, Sales Operations from August 2003 to February 2004 and Vice President, OEM from August 2002 to August 2003. From March 2002 to July 2002 Ms. Luke was general manager of Pentastar Communications, Inc., a company engaged in the distribution of US West Inc. broadband products across the United States. From February 1998 to August 2001 Ms. Luke was Vice President, Sales with Qwest Communications International Inc. Prior to Qwest, Ms. Luke was employed for seventeen years in the sales organization of Xerox Corp. She holds a bachelors degree in Education from Emporia State University.

        Michael P. Lynch has served as our Vice President, Business Development and Product Management since October 2002. Prior to joining our company, Mr. Lynch was Vice President, European Operations and Vice President, Product Management with Avolent, Inc. from January 2001 to June 2002 after Avolent's acquisition of Solant, Inc. From March 1997 to January 2001 Mr. Lynch was Vice President, Business Development and Product Management with Solant, Inc. Mr. Lynch holds a bachelor's degree in business administration from the University of Oklahoma. He also studied international economics in Germany.

        Frederick (Fritz) W. Hesse, III has served as our Vice President, Product Management and Quality since March 2004. Prior to joining our company, Mr. Hesse worked for J.D. Edwards & Company, and subsequently PeopleSoft, Inc. after PeopleSoft's acquisition of J.D. Edwards, for the previous 14 years. From October 2002 to October 2003 Mr. Hesse was Vice President, Engineering-CRM for PeopleSoft, Inc. With J.D. Edwards & Company, Mr. Hesse was Vice President, Engineering-CRM and ERP from October 2001 to October 2002, Vice President, Software Quality and Release Management from October 1999 to October 2001 and Director of Development, Systems Management from October 1997 to October 1999. Mr. Hesse holds a bachelors degree in engineering from Trinity University and an MBA from the University of Colorado, Denver.

        David J. Bauch has served as our Vice President, Research and Development since April 2001. Prior to joining our company, Mr. Bauch served as the General Manager of TCH, LLC, an applications development organization based in Utah. Mr. Bauch holds a bachelors degree in accounting from the University of Texas at Dallas, a Masters Degree in Taxation from Baylor University and a J.D. from Baylor University Law School.

        Rina Singer Delmonico has served as a director of our company since September 2003. Ms. Delmonico is the Chief Executive Officer of REN, Inc., a company that manages implementation of software ranging from finance applications to call center management suites, from security tools to manufacturing-facility software. Ms. Delmonico also serves as the Executive Director of the University of Colorado-Denver's Center for Information Technology Innovation and serves on several advisory boards for other universities and corporate entities. She is also a State of Colorado Information Management Commissioner, a role to which Colorado Governor Bill Owens appointed her. In this capacity, she is intimately involved in helping the state's Chief Information Officer to manage Colorado's overall IT needs. From March 1996 to January 2000, Ms. Delmonico served as Executive Vice President and Chief Information Officer for Schwinn Cycling and Fitness Inc. Ms. Delmonico holds an Executive MBA from the University of Colorado's Executive MBA program.

        David E. Girard has served as a director of our company since May 2002. Mr. Girard is currently retired. He has held a wide variety of positions during his 20 years in the computer software industry. Most recently, from February 2003 to February 2004, Mr. Girard served as the senior Vice President of Sales and Service for Cyclone Commerce. From November 1998 until he retired in February 2001, Mr. Girard served as Chief Operating Officer of J.D. Edwards & Company, now PeopleSoft, Inc. In

this capacity he was responsible for marketing, product development, and worldwide field operations. Mr. Girard holds a bachelors degree in marketing from the University of Connecticut.

        James M. Gumina, Ph.D. has served as a director of our company since April 2001. From April 2001 until June of 2003, Dr. Gumina served as our Executive Vice President and Chief Culture Officer. Dr. Gumina has spent the last 23 years of his professional career focusing on organization development activities linked to creating, maintaining and enhancing corporate cultures. Prior to joining our company, he served as Vice President, Human Resources and Organization Development for J. D. Edwards & Company, now PeopleSoft, Inc. from December 1998 to June 2000. Between June 2000 and April 2001 Mr. Gumina operated a private consulting practice focusing on organizational development activities. Dr. Gumina holds a bachelors degree in psychology from Carroll College, and a masters and Ph. D. in psychology from the University of Wisconsin-Milwaukee.

        Eric D. Murphy has served as a director of our company since July 2001. Mr. Murphy is Senior Partner and Vice President of Computer Sciences Corporation, or CSC, and has served in that role since August 2001. Prior to CSC, he served as Executive Vice President of Corporate and Business Development for Agilera, Inc., an applications service provider from November 1999 to May 2001. From October 1997 until November 1999, Mr. Murphy was a Partner in the Management Consulting business of Ernst & Young LLP. Mr. Murphy holds a bachelors degree in petroleum engineering from Marietta College.

        Kent Swanson has served as a director of our company since December 2001. Mr. Swanson spent 33 years of his career with Accenture Ltd., an international consulting firm, before retiring in September 2001. As a Senior Partner in the firm he was responsible for multiple and varied functions, including managing client service delivery for a wide range of industries and geographies, launching and developing Accenture's successful global outsourcing business both domestically and internationally, leading both B2B and mobile commerce initiatives, and serving as interim Chief Executive Officer for Exostar, LLC, an aerospace and defense industry eCommerce exchange founded by The Boeing Company, Lockheed-Martin Corporation, Raytheon Company and British Aerospace Public Limited Company. Mr. Swanson holds a bachelors degree in business from the University of Minnesota and an MBA from the University of Chicago.

Board Composition

        Immediately following this offering, our board of directors will consist of seven directors divided into three classes with each class serving for a term of three years (except for the initial terms of the Class I and Class II directors) as follows:

Class	Expiration	Member
Class I	2005	Rina Singer Delmonico, James M. Gumina
Class II	2006	David E. Girard, Mark J. Endry
Class III	2007	John P. Yeros, Kent Swanson, Eric D. Murphy

        At each annual meeting of shareholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

        We have also granted certain persons rights to attend and observe our board meetings, subject to certain conditions and limitations, for the purpose of acting as advisors to our board members. These persons are not directors, and as such, have no right to vote on matters before the board.

Board Committees and Meetings

        The board of directors has an audit and corporate governance committee, a compensation committee and a nominating committee.

        Audit and Corporate Governance Committee.    Our board of directors has established an audit and corporate governance committee, which will be comprised of two independent directors after the closing of this offering, Messrs. Swanson and Murphy. We do not currently have a "financial expert" as that term is defined in rules promulgated by the U.S. Securities and Exchange Commission, or SEC. Within 90 days of the effective date of this prospectus we will expand our audit committee to three members by recruiting a financial expert to our board of directors and adding such financial expert as the chair of the audit committee. The audit and corporate governance committee will assist the board in overseeing and reviewing: (1) the integrity of our financial reports and financial information provided to the public and to governmental and regulatory agencies; (2) the adequacy of our internal accounting systems and financial controls; (3) the annual independent audit of our financial statements, including the independent auditor's qualifications and independence; and (4) our compliance with law and ethics programs as established by management and the board. In its audit committee role, the audit and corporate governance committee:

  •
  will have sole authority to select, evaluate, terminate and replace our independent auditors;

  •
  will have sole authority to approve in advance all audit and non-audit engagement fees and terms with our independent auditors;

  •
  will review the activities, plan, scope of authority, organizational structure and qualifications of any persons overseeing our accounting and financial reporting processes and the audits of our financial statements; and

  •
  will review our audited financial statements, public filings and earnings press releases prior to issuance, filing or publication.

        In addition, in its corporate governance committee role, the committee will develop corporate governance guidelines for our company and recommend such guidelines to our board of directors. The committee will review and make recommendations on matters involving general operation of the board and its committees, and will annually recommend to the board nominees for each committee of the board.

        The specific functions and responsibilities of the audit and corporate governance committee will be set forth in the audit and corporate governance committee charter. Our board of directors expects that, within 90 days of the effective date of this prospectus, at least one member of our audit and corporate governance committee will qualify as an audit committee financial expert as defined under SEC and American Stock Exchange rules and regulations and the other members of our audit and corporate governance committee will satisfy the financial literacy requirements for audit committee members under current such rules and regulations.

        Compensation Committee.    Our board of directors has established a compensation committee, which will be comprised of three independent directors after the closing of this offering, Messrs. Swanson (chair) and Girard and Ms. Delmonico. The principal functions of the committee are to:

  •
  evaluate the performance of our named executive officers and approve their compensation;

  •
  prepare an annual report on executive compensation for inclusion in our proxy statement;

  •
  review and approve compensation plans, policies and programs, considering their design and competitiveness;

  •
  administer and review changes to our equity incentive plans pursuant to the terms of the plans; and

  •
  review our non-employee independent director compensation levels and practices and recommend changes as appropriate.

        The compensation committee will review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and recommend to the board the Chief Executive Officer's compensation levels based on its evaluation.

        The compensation committee will administer our 2001 Equity Incentive Plan and the 2004 Equity Incentive Plan. The specific functions and responsibilities of the compensation committee will be set forth in the compensation committee charter.

        Nominating Committee.    Our board of directors has established a nominating committee, which will be comprised of all of the independent directors then serving on the board. This committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meeting. The specific functions and responsibilities of the nominating committee will be set forth in the nominating committee charter.

Advisory Board

        We have recruited an advisory board to help provide our company with contacts in various business sectors and to serve as advisors to our company and the board of directors. The current members of the advisory board are:

        Stephen G. McConahey is the chairman and managing director of SGM Capital, LLC. Mr. McConahey began his career in the securities brokerage industry in 1977 when he joined Boettcher & Company, Inc. in Denver, Colorado where he was ultimately named chairman and chief executive officer in 1984. He joined Kemper Financial Services Inc. in 1985 shortly after Boettcher was acquired by The Kemper Co., Inc., where he was named executive vice president in charge of corporate and international development. More recently, Mr. McConahey was president and chief operating office of EVEREN Capital Corporation and its principal subsidiary EVEREN Securities, Inc. where he was responsible for the firm's day-to-day operations. Mr. McConahey has been active in numerous community boards and advisory groups including the Denver Metro Chamber of Commerce, the Greater Denver Corporation (its first chairman), the Boys and Girls Clubs of Metro Denver, the Daniels College of Business Advisory Board, the Woodrow Wilson Center for International Studies, the Colorado Forum, and the Metro Denver Sports Commission, Inc.

        Greg Thompson currently serves as the Infrastructure Architect for PeopleSoft, Inc. (formerly J. D. Edwards & Company) where he is primarily responsible for establishing technical architectures for voice, data and network systems. In addition, he has played leadership roles in the technical design of relevant security measures for global remote access solutions including VPNs, the design and implementation of worldwide WANs based on ATM and frame relay methodologies, and strategic planning for disaster recovery efforts across all infrastructure services at PeopleSoft. Prior to joining J. D. Edwards in 1995, Mr. Thompson held several key technical management positions at various major companies, including Public Service Company of Colorado, Berger & Company, Hasbro, Inc.'s Tonka Toys division, Lee Data Corporation and Modern Merchandising, Inc.

        Donald J. Winters, Jr. is the President of Whitehawk Associates LLC, a wireless consulting company. Mr. Winters has 24 years of management experience in the telecommunications industry and has been involved in wireless communications since 1988. Most recently, Mr. Winters served as the Chief Operating Officer of SignalSoft Corporation (Nasdaq: SGSF). SignalSoft is a software development company that builds location based applications and middleware and sells to wireless carriers worldwide. Mr. Winters joined SignalSoft during seed funding in 1996 and was instrumental in its growth into a public company. Before joining SignalSoft, Mr. Winters was the Vice President of business development for Coral Systems, Inc. which developed and sold fraud detection software to wireless operators. Prior to that he was the managing director of corporate technology at AirTouch Communications, Inc. In addition to our company, Mr. Winters sits on the board of advisors at Technocom Wireless and University Mobilehas.

Director Compensation

        Since inception until 2004, our directors received no compensation for serving on the board other than discretionary grants of options under our 2001 Equity Incentive Plan. In 2004, directors will receive $1,000 per meeting attended. In addition, each member of the audit and corporate governance committee will receive an additional $4,000 per year for service on the audit and corporate governance committee, and the chairman of the audit and corporate governance committee will receive an additional $8,000 per year. Upon the completion of this offering, we will also be obligated to compensate one board observer designated by our lead underwriter in the amount of $1,000 per meeting attended.

Indemnification and Limitation of Director and Officer Liability

  Limitation of Director Liability

        Our amended and restated articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Indemnification

        Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law.

        Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

        Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

  •
  acted in good faith;

  •
  if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

  •
  in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if:

  •
  in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

  •
  in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

        We have purchased an insurance policy covering our officers and directors to be effective as of the closing of this offering, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

        We have entered into indemnification agreements with members of our advisory board that provide that we will indemnify each member to the fullest extent permitted by law.

Commission Position on Indemnification for Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Executive Compensation

        The following table sets forth information regarding the compensation of our Chief Executive Officer and each of our other executive officers who earned more than $100,000 during fiscal year 2003.

Summary Compensation Table

			Long-Term Compensation
	Annual Compensation
Name and Principal Position			Securities Underlying Options
	Salary	Bonus
Mark J. Endry(1) Chief Executive Officer and President	$36,164	—	107,143
John P. Yeros(2) Chairman of the Board	$148,000	—	—
Michael P. Lynch Vice President, Business Development and Product Management	$120,031	—	—
David J. Bauch Vice President, Research and Development	$111,400	—	—
Vincent T. Jordan(3) COO	$100,000	—	6,250

(1)
Mr. Endry became our Chief Executive Officer in October 2003. All salary earned in 2003 was deferred to 2004. Mr. Endry's annual salary for 2004 is $200,000 and he is eligible to earn a guaranteed bonus of between $100,000 and $200,000.

(2)
Mr. Yeros was our Chief Executive Officer until October 2003.

(3)
Mr. Jordan was our Chief Operating Officer until March 2004, when he was succeeded by Patricia M. Luke. Mr. Jordan is now our Vice President of Sales Operations.

        Mark A. Pougnet, our Chief Financial Officer, joined our company in March 2004. Prior to that, Mr. Pougnet served as our interim Chief Financial Officer from December 2003 to February 2004. Mr. Pougnet's annual salary for 2004 is $120,000 until August 1, 2004, when it becomes $180,000 annually. He is eligible to earn a bonus. In December 2003, Mr. Pougnet was granted options to purchase 8,571 shares of our common stock for $3.50 per share. In March 2004, upon becoming our permanent Chief Financial Officer, Mr. Pougnet was granted options to purchase 21,428 shares of our common stock for $4.375 per share. Additionally, on July 31, 2004, we are obligated to issue to Mr. Pougnet that number of options to purchase common stock equal to $20,000 divided by the fair market value of a share of common stock as of the date of issuance, at an exercise price equal to the fair market value of a share of common stock as of the date of issuance.

        Patricia M. Luke, our Chief Operating Officer, joined our company in March 2004. Ms. Luke's annual salary for 2004 is $180,000 and she is eligible to earn a bonus. Ms. Luke was granted options to purchase 85,714 shares of our common stock for $4.375 per share.

Option Grants in Last Fiscal Year

        The following table sets forth information with respect to stock options granted to each of our named executive officers in 2003. No stock appreciation rights were granted in 2003.

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date
Mark J. Endry	107,143	(1)(2)	81%	$3.50	09/30/2013
John P. Yeros	—		—	—	—
Michael P. Lynch	—		—	—	—
David J. Bauch	—		—	—	—
Vincent T. Jordan	6,250	(3)	5%	$3.50	01/31/2009
Mark A. Pougnet	8,571	(3)	6%	$3.50	05/31/2009

(1)
These options vest 33% per year over 3 years.

(2)
In addition Mr. Yeros granted Mr. Endry an option to purchase up to 107,143 of Mr. Yeros' personal shares at an exercise price of $3.50 per share. The option on Mr. Yeros' shares was granted by Mr. Yeros in October 2003 and vests 25% per year over 4 years.

(3)
These options are fully vested.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table contains information concerning option holdings of each of the named executive officers at December 31, 2003. None of these officers exercised any options during the year ended December 31, 2003.

			Number of Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(2)
	Shares Acquired on Exercise
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark J. Endry(1)	—	—	14,286	107,143	$19,500	$146,251
John P. Yeros	—	—	—	—	—	—
Michael P. Lynch	—	—	12,857	25,714	$17,550	$35,100
David J. Bauch	—	—	35,714	—	$48,750	—
Vincent T. Jordon	—	—	21,964	31,429	$29,981	$42,901
Mark A. Pougnet	—	—	8,571	—	$11,700	—

(1)
This excludes the right to purchase 107,143 of Mr. Yeros' personal shares for $3.50 per share. Such options were granted in October 2003 and vest 25% per year over 4 years.

(2)
The value was calculated based on the difference between option grant price of $3.50 per share and offering price of $4.55 per share of common stock, assuming that the warrant included in each unit is valued at $.45 which is determined using the Black Scholes pricing model.

Employment Agreements

        Mr. Yeros.    In April, 2001, we entered into a Founder's Employment Agreement with Mr. Yeros. Mr. Yeros' Founder's Employment Agreement provides for an annual base salary of $150,000 and will expire ninety (90) days after the date of this prospectus. Under the Founder's Employment Agreement, Mr. Yeros is entitled to participate in bonus or incentive compensation plans determined at the discretion of our board of directors and he is also entitled to receive other employee benefits established for our employees to the extent that he qualifies. The Founder's Employment Agreement requires that during the term of the agreement, we must carry a life insurance policy on Mr. Yeros for at least $850,000, with beneficiaries chosen by Mr. Yeros. Mr. Yeros has waived this requirement, and we have never obtained or maintained such an insurance policy on his behalf. Mr. Yeros is subject to non-competition, confidentiality and invention assignment requirements under the Founder's Employment Agreement.

        The Founder's Employment Agreement provides that if Mr. Yeros' employment is terminated for reasons other than for death, disability or cause, he is entitled to receive (i) his base salary for the unexpired term of the agreement plus an additional 18 months, (ii) health and medical insurance benefits through the earlier of (a) the unexpired term of the agreement plus an additional 18 months, or (b) his enrollment, at his election, in a separate health and medical insurance benefit program; and (iii) at his option, payment for all shares of our common stock owned by him, at a fair market value purchase price to be determined by a disinterested third party appraiser. At the option of Mr. Yeros, a change in control of our company can be deemed a termination without cause. If Mr. Yeros' employment is terminated due to his disability, he and his family are entitled to receive his base salary and health and medical benefits for the longer of the remaining term of the agreement or 18 months. If Mr. Yeros' employment is terminated due to his death, his dependents (if covered immediately prior to his death) are entitled to receive health and medical benefits for the longer of the remaining term of the agreement, or 36 months after his death.

        We are currently negotiating with Mr. Yeros, and expect to enter into prior to the expiration of the Founder's Employment Agreement, a Chairman's Employment Agreement to be effective upon the expiration of the Founder's Employment Agreement. We expect that the Chairman's Employment Agreement will include the following material terms: (1) Mr. Yeros will receive an annual base salary of $100,000; (2) the Chairman's Employment Agreement will have a one (1) year term that is automatically extended for successive one year terms, unless we or Mr. Yeros deliver notice to the other that the Chairman's Employment Agreement will not be extended.

        Mr. Endry.    In October 2003, we entered into an Employment Agreement with Mr. Endry. Mr. Endry's Employment Agreement was amended and modified by mutual agreement on May 5, 2004. Mr. Endry's Amended and Restated Employment Agreement provides for an annual base salary of $200,000, and a three year term (deemed to have commenced as of October 2003) which is automatically extended for successive one year terms, unless we or Mr. Endry deliver notice to the other that the agreement will not be extended. The Amended and Restated Employment Agreement provides that Mr. Endry's base annual salary will be increased to not less than $300,000 commencing October 2004. Mr. Endry is also entitled to participate in the Executive Compensation and Bonus Plan, under which he will receive a bonus of $100,000 in 2004, $150,000 in 2005, and thereafter is entitled to receive an annual bonus of not less than 50% of his base salary per calendar year, payable upon completion of certain targeted goals, objectives and milestones established and approved by our board of directors. In connection with the Employment Agreement, Mr. Endry was also granted an option to purchase 107,143 shares of common stock from Mr. Yeros at an exercise price of $3.50 per share. In the event of a change in control (as determined under our Equity Incentive Plan) or the termination of his employment without cause, all of Mr. Endry's unvested options will vest immediately. Mr. Endry is also entitled to receive other employee benefits established for our employees. Mr. Endry is subject to non-competition, confidentiality and invention assignment requirements under his employment agreement.

        If Mr. Endry's employment is terminated for reasons other than for death, disability or cause, he is entitled to receive his base salary for 18 months from the date of termination, payable within 30 days after the date of termination. The happening of any of the following events permits Mr. Endry to terminate his agreement with us and entitles him to receive payment of his base salary for 18 months after his agreement is terminated: our filing for bankruptcy protection, the sale of substantially all of our assets or our liquidation, a material change in his duties, compensation or benefits without his consent, or a change in control as defined in the Amended and Restated Employment Agreement. If, without cause, Mr. Endry's employment agreement is not renewed, he is entitled to receive his base compensation equal to 18 months' salary as of the date of termination, payable within 30 days after the date of termination. If Mr. Endry's employment is terminated due to his death or disability, he and his dependents are entitled to receive his base salary and health and medical benefits through the date of his termination, reduced by any life or disability insurance benefits paid to him or his estate under policies for which we paid the premiums.

        Mr. Bauch.    In April, 2001, we entered into an Employment Agreement with Mr. Bauch. Mr. Bauch's Employment Agreement was amended and modified by mutual agreement on April 20, 2004. Mr. Bauch's Amended and Restated Employment Agreement provides for an annual base salary of $111,400 and a two year term from the date of the Amended and Restated Employment Agreement, which is automatically extended for one year terms, unless we or Mr. Bauch deliver notice to the other that the agreement will not be extended. Under the Employment Agreement and the Amended and Restated Employment Agreement, Mr. Bauch was granted options to purchase 35,714 shares of common stock at an exercise price of $3.50 per share pursuant to our 2001 Equity Incentive Plan and options to purchase 9,286 shares of common stock at an exercise price of $4.55 per share pursuant to our 2001 Equity Incentive Plan, respectively. Mr. Bauch is also entitled to receive other employee benefits established for our employees. Mr. Bauch is subject to non-competition, confidentiality and invention assignment requirements under his employment agreement.

        If Mr. Bauch's employment is terminated for reasons other than for death, disability or cause, he is entitled to receive his base salary for 90 days from the date of termination. The happening of any of the following events permits Mr. Bauch to terminate his agreement with us and entitles him to receive payment of his base salary for 90 days after his agreement is terminated: our filing for bankruptcy protection, the sale of substantially all of our assets or our liquidation, a material change in his duties without his consent, his removal as a member of our board of directors. If Mr. Bauch's employment is terminated due to his death or disability, he and his dependents are entitled to receive his base salary and health and medical benefits through the date of his termination, reduced by any life or disability insurance benefits paid to him or his estate under policies for which we paid the premiums.

Securities Authorized For Issuance Under Equity Compensation Plan.

        HyperSpace 2001 Equity Incentive Plan.    In February 2001, our board of directors adopted, and our shareholders ratified, the HyperSpace 2001 Equity Inventive Plan, or 2001 Plan, reserving 1,071,429 shares of common stock, subject to adjustment for dividends and other capital stock changes, for issuance under the 2001 Plan. We terminated the 2001 Plan in May 2004. There are 694,619 options outstanding under the 2001 Plan.

        HyperSpace 2004 Equity Incentive Plan.    In                        of 2004, our board of directors adopted, and our shareholders ratified, the HyperSpace 2004 Equity Inventive Plan, or 2004 Plan, reserving an additional 700,000 shares of common stock, subject to adjustment for dividends and other capital stock changes, for issuance under the 2004 Plan. Under the 2004 Plan the board, or a committee of the board appointed to administer the 2004 Plan, is authorized to issue options (both tax qualified and non-qualified) or restricted stock awards to directors, officers, employees, and consultants in order to attract, retain, and motivate persons believed to be necessary to promote our growth and profitability.

        Under the 2004 Plan the board, or the committee of the board appointed to administer the plan, has the full power, authority, and discretion to select the directors, officers, employees, and consultants who will participate in the 2004 Plan, determine the type (option or restricted stock grant) of awards and amount awards to be granted to participants in the 2004 Plan, to set the vesting schedule and other terms and conditions of such awards, and to establish, amend, waive or modify rules for the administration of the 2004 Plan.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders		$
Equity compensation plans not approved by security holders	0	0
Total:		$

CERTAIN TRANSACTIONS

        The initial capital assets contributed to us were provided by John P. Yeros, our founder and Chairman of the Board, who received 625,000 shares of our common stock valued at $.70 per share, in exchange for $500,000 in cash. In October of 2001, Mr. Yeros contributed an additional $250,000 to us by purchasing 71,429 shares of our common stock in a private offering at a purchase price of $3.50 per share, at the same price, and on the same terms, as all other participants in the private offering. In October of 2003, Mr. Yeros purchased $200,000 worth of our series A preferred stock at a purchase price of $4.375 per share, or 45,714 series A preferred shares, at the same price, and on the same terms as all other series A participants. In addition, Mr. Yeros made additional loans to us and the loan balance as of March 31, 2004 is $130,000.

        In 2002, BlueStreak 4 LLC, an entity controlled by Kent Swanson, one of our directors, purchased 110,000 shares of our common stock in a private offering at a purchase price of $3.50 per share, at the same price, and on the same terms as all other participants in the private offering. In May of 2003, Mr. Swanson purchased $50,000 worth of convertible notes and warrants in our 2002-2003 bridge note and warrant purchase offering to accredited investors, at the same price, and on the same terms as all of the other participants in the bridge note and warrant offering, which notes are convertible into shares of our common stock at a price of $3.50 per share, with 1,786 warrants exercisable at $3.85 per share. In October 2003, BlueStreak 4 LLC purchased $50,000 worth of our series A preferred stock at a purchase price of $4.375 per share, or 11,429 series A preferred shares, at the same price, and on the same terms as all other series A participants. In February of 2004, Mr. Swanson purchased $50,000 worth of convertible notes and warrants in our 2004 bridge note and warrant purchase offering to accredited investors, at the same price, and on the same terms as all of the other participants in the bridge note and warrant offering, which notes are convertible into shares of our common stock at a price of $4.375 per share, with 1,071 warrants exercisable at $4.375 per share.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as of March 31, 2004 regarding the beneficial ownership of our common stock by:

  •
  each person or entity known by us to own beneficially more than 5%, in the aggregate, of our outstanding common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current directors and executive officers as a group.

        Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Except as otherwise indicated, the address for each shareholder is c/o HyperSpace Communications, Inc., 8480 East Orchard Road, Suite 6600, Greenwood Village, Colorado 80111.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2004 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2004, we had 1,846,888 shares of common stock outstanding, assuming (i) conversion of all issued and outstanding Series A Preferred Stock and accrued dividends which automatically convert upon closing of this offering, (ii) conversion of all 2002-2003 promissory notes and accrued interest which automatically convert upon closing of this offering, (iii) conversion of $100,962 worth of the 2004 promissory notes and accrued interest which we expect to convert upon closing of this offering, and (iv) cashless exercise of certain warrants for 19,467 shares of common stock. Post-offering calculations assume (i) 3,346,888 shares of common stock are outstanding after closing of this offering based on shares of our common stock outstanding as of March 31, 2004 as calculated above, and (ii) no exercise of the over-allotment option.

	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
Name of Beneficial Owner
	Shares	%	Shares	%
John P. Yeros(1)	666,885	36.11%	666,885	19.93%
Mark J. Endry(2)	130,283	7.00%	130,283	3.88%
Mark A. Pougnet(3)	8,571	*	8,571	*
Patricia M. Luke	0	*	0	*
Vincent T. Jordan(4)	19,286	1.04%	19,286	*
Michael P. Lynch(5)	23,571	1.27%	23,571	*
Frederick W. Hesse	0	*	0	*
David J. Bauch(6)	35,714	1.90%	35,714	1.06%
Rina Singer Delmonico(7)	7,143	*	7,143	*
David E. Girard(8)	28,697	1.54%	28,697	*
James M. Gumina(9)	103,571	5.37%	103,571	3.02%
Eric D. Murphy(10)	17,857	*	17,857	*
Kent Swanson(11)	168,960	9.06%	168,960	5.02%
All directors and executive officers as a group (13 persons)(12)	1,210,540	52.83%	1,210,540	31.93%

*
Less than 1%

(1)
Includes 7,143 shares held by James Yeros, Mr. Yeros' brother, 7,143 shares held by William Yeros, Mr. Yeros' brother and 7,143 shares held jointly by Vali Jones and John Yeros, Mr. Yeros' sister and father, respectively. Mr. Yeros disclaims beneficial ownership of any shares held by his siblings and his father. Assumes conversion of 47,242 shares of Series A Preferred Stock into 47,242 shares of common stock.

(2)
Includes options to purchase 14,286 shares of common stock exercisable within 60 days of March 31, 2004. Assumes conversion of 5,998 shares of Series A Preferred Stock into 5,998 shares of common stock.

(3)
Includes options to purchase 8,571 shares of common stock exercisable within 60 days of March 31, 2004.

(4)
Includes options to purchase 15,714 shares of common stock exercisable within 60 days of March 31, 2004.

(5)
Includes options to purchase 12,857 shares of common stock exercisable within 60 days of March 31, 2004.

(6)
Includes options to purchase 35,714 shares of common stock exercisable within 60 days of March 31, 2004.

(7)
Includes options to purchase 7,143 shares of common stock exercisable within 60 days of March 31, 2004.

(8)
Includes options to purchase 14,286 shares of common stock exercisable within 60 days of March 31, 2004. Assumes conversion of 7,268 shares of Series A Preferred Stock into 7,268 shares of common stock.

(9)
Includes options to purchase 82,143 shares of common stock exercisable within 60 days of March 31, 2004.

(10)
Includes options to purchase 14,286 shares of common stock exercisable within 60 days of March 31, 2004.

(11)
Includes 110,000 shares of common stock held by BlueStreak 4 LLC, an entity controlled by Mr. Swanson, options to purchase 16,071 shares of common stock exercisable within 60 days of March 31, 2004, and warrants to purchase 1,071 shares of common stock exercisable within 60 days of March 31, 2004. Assumes conversion of 11,913 shares of Series A Preferred Stock held by BlueStreak 4 LLC, an entity controlled by Mr. Swanson, into 11,913 shares of common stock.

(12)
Includes options to purchase 221,071 shares of common stock exercisable within 60 days of March 31, 2004, warrants to purchase 1,071 shares of common stock exercisable within 60 days of March 31, 2004, and assumes conversion of 72,421 shares of Series A Preferred Stock into 72,421 shares of common stock.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Neidiger, Tucker, Bruner, Inc. is acting as the underwriters' representative, have agreed to purchase from us the number of units set forth opposite their names, and will purchase the units at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Underwriter	Number of Units
Neidiger, Tucker, Bruner, Inc.
Pali Capital, Inc.

TOTAL	1,500,000

        The representative has advised us that the underwriters propose to offer the units on a firm commitment basis directly to the public at the public offering price set forth on the cover page of this prospectus, and that it may allow to certain dealers that are members of the National Association of Securities Dealers, Inc., concessions not in excess of $                  . After the initial public distribution, the prices of the units may change as a result of market conditions. No change in the terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The representative has further advised us that the underwriters do not intend to confirm sales to any accounts over which any of them exercise discretionary authority.

        We have agreed to pay the representative an aggregate nonaccountable expense allowance of three percent of the aggregate public offering price of the units offered, including the price of units sold on exercise of the over-allotment option. We have paid $                  of the nonaccountable expense allowance to the representative. We have also agreed to pay all expenses in connection with qualifying the units offered hereby for sale under the laws of such states as the representative may designate.

        We have granted the underwriters an over-allotment option, exercisable for 60 days after the date of this prospectus, to purchase up to 225,000 additional units (entitling the underwriters to purchase up to 225,000 shares of common stock and to 225,000 additional warrants) at the same price as the initial units are offered. The underwriters may purchase the units solely to cover over-allotments, if any, in connection with the sale of units offered hereby. If the over-allotment options are exercised in full, the total public offering price, underwriting discounts and gross proceeds to us will be $                  , $                  and $                  , respectively. We estimate the total expenses related to this offering for which we will be responsible, excluding underwriting discount, to be $                  .

        Our underwriters may engage in over-allotments, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase our securities so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit our underwriters to reclaim a selling concession from a syndicate member when our securities originally sold by such selling group member are repurchased in the open market by the underwriters.

        Over-allotments, or short sales, consist of sales by underwriters of a greater number of securities than they are required to purchase in an offering. In connection with this offering, our underwriters may make over-allotments, or short sales, of the units and may engage in syndicate short covering transactions, consisting of purchases of units on the open market, to cover positions created by short sales.

        Covered short sales are sales made in an amount not greater than any over-allotment options for the underwriters to purchase additional securities in an offering. Underwriters may close out any covered short position by either exercising an over-allotment option or purchasing securities in the open market. In determining the source of securities to close out a covered short position in an offering, underwriters will consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which they may purchase the securities through an over-allotment option.

        Naked short sales are short sales of securities in excess of over-allotment options. Underwriters must close out any naked short positions by engaging in syndicate short covering transactions, purchasing securities in the open market. Underwriters are more likely to create naked short positions if they are concerned that, after pricing, there may be downward pressure on the open market price of the securities, thus adversely affecting investors who purchased in the offering.

        Similar to other purchase transactions, syndicate short covering transactions, in which underwriters purchase securities in the open market to cover short sales, may have the effect of raising or maintaining the market price of securities or preventing or retarding a decline in the market price of securities. In this offering, any syndicate short covering transactions, stabilizing transactions and penalty bids in which the underwriters engage may cause the price of the units to be higher than they would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the units. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        Our officers and directors have agreed, pursuant to lock-up agreements relating to the transfer of shares of our common stock, that they will not sell, transfer, hypothecate or convey any of our shares of common stock by registration or otherwise for a period of 24 months from the date of this prospectus (subject to certain exceptions) without the prior written consent of the representative of the underwriters.

        We will sell to the representative on completion of the offering, for a total purchase price of $100, representative's options entitling the representative or its assigns to purchase 150,000 units (which in turn entitle it to purchase 150,000 shares of common stock and 150,000 warrants to purchase an additional 150,000 shares of common stock). The representative's options will be exercisable commencing one year from the date of this prospectus (or a shorter period if allowed by NASD rules) and will expire five years from the date of this prospectus. The representative's options will contain certain anti-dilution provisions and provide for the cashless exercise of the representative's options utilizing our securities. The exercise price of the representative's options to purchase the underlying 150,000 shares of common stock is 120% of the public offering price of the units or $                  per share of common stock.

        We will set aside and at all times have available a sufficient number of shares of common stock and warrants to be issued upon exercise of the representative's options and warrants. The representative's options and warrants and underlying securities will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus (or a shorter period if allowed by NASD rules), except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative's options and warrants and underlying securities will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Subject to certain limitations and exclusions, we have agreed, at the request of the representative, to register for sale the common stock and warrants issuable upon exercise of the representative's options and the underlying shares of common stock issuable upon exercise of the warrants included in the representative's options.

        For a period of three years after the date hereof, the representative has the right to designate an observer to our board of directors. Such observer will be reimbursed for his or her reasonable expenses for attending meetings of our board of directors and will receive compensation excluding any grants of options, equal to that received by the highest compensated outside director but will have no voting rights.

        At the closing of the offering, we will enter into a consulting agreement retaining the representative, Neidiger, Tucker, Bruner, Inc. as financial consultant at an aggregate of $3,000 per month for a 24 month period; provided, however, the total amount under the consulting agreement of $72,000, shall be paid upon execution of the consulting agreement. We have also entered into a warrant exercise fee agreement with the representative that obligates us, under certain circumstances, to pay the representative a commission of 3% of the consideration received by us from the exercise of our warrants if such exercise was solicited by the representative or through the representative by another NASD member.

        Prior to this offering, there has been no public market for our securities. The initial public offering price of the units was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the units, and the exercise price for the warrants included in the units, included:

  •
  the information in this prospectus and otherwise available to the underwriters;

  •
  the history and the prospects for the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the general condition of the economy and the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the units or the common stock will develop and continue after this offering.

        In connection with this offering, the underwriters and we have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933 and if such indemnification is unavailable or insufficient, we and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.

DESCRIPTION OF SECURITIES

        Upon the completion of this offering, our authorized capital stock will consist of 15,000,000 shares of common stock and 10,000,000 shares of preferred stock. This summary is not complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation and our bylaws, which have been filed as an exhibit to our registration statement of which this prospectus forms a part, and by the provisions of Colorado law.

Units

        We will issue 1,500,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock. The units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and warrants which form the unit. Until the units are divided into their separate components of one share of common stock and one warrant, only the units will trade on the American Stock Exchange. Each unit will be divided into its separate component of one share of common stock and one warrant upon the earlier of one year from the date of this prospectus, or upon 30 days prior written notice from us. However, we will not allow separation of the units until the earlier to occur of 60 days immediately following this offering or the exercise by the underwriters of the entire over-allotment option. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange and the warrants will trade separately from the common stock on such exchange. The units will cease to exist at that time.

Common Stock

        The holders of our common stock are entitled to dividends, if any, as our board of directors may declare from time to time from legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders.

        Our amended and restated articles of incorporation do not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares offered by us in this offering will be, fully paid and non-assessable.

Warrants

        Each warrant to be issued as a part of a unit pursuant to this offering will entitle the holder to purchase one share of common stock at an exercise price of $             (115% of the public offering price of the unit) for a period of five years from the date hereof, subject to our redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, Computershare Trust Company, Inc. and us. We have authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants. The warrants are exercisable to purchase a total of 1,500,000 shares of our common stock unless the underwriters' over-allotment option relating to the warrants is exercised, in which case the warrants are exercisable to purchase a total of 1,725,000 shares of common stock.

        The warrant exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.

        Commencing six months from the date of this prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $0.25 per warrant, provided that the closing bid price of our common stock equals or exceeds $                              (160% of the offering price of the units) for 20 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than five business days after conclusion of the 20 consecutive trading days in which the closing bid price of the common stock equals or exceeds 160% of the offering price of the units. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

        We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be deprived of any value.

        We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of common stock.

        The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.

        The warrants do not confer on the warrantholder any voting or other rights of our stockholders. Upon notice to the warrantholders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.

Preferred Stock

        Under our amended and restated articles of incorporation, we may issue up to 10,000,000 shares of preferred stock. No shares of our preferred stock are currently outstanding. Under our amended and restated articles of incorporation, our board of directors, without further action by our shareholders, is authorized to issue shares of preferred stock in one or more classes or series. The board of directors may designate the preferred shares as to series, class, preferences, limitations and other provisions as the board of directors may designate from time to time. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a takeover or other transaction that holders of some or a majority of our common stock might believe to be in their best interests or in which holder might receive a premium for their shares over the then market price of the shares. We currently have no plans to issue any shares of preferred stock.

2004 Notes and Warrants

        As of March 31, 2004, we had outstanding $1,145,000 in principal face amount of notes, bearing interest at 12% and convertible, at the option of the noteholders, into our common stock at a price of $4.375 per share, which notes were issued in February and March of 2004. In connection with these notes we issued 24,535 warrants to purchase our common stock, exercisable at a price of $4.375 per share. In April of 2004, we issued an additional $55,000 in principal face amount of notes under the same terms and conditions, including the issuance of 1,179 additional warrants to purchase our common stock at an exercise price of $4.375 per share. Of these notes, $620,000 in principal face amount remain due upon demand 30 days after the closing of this offering. However, in April 2004, $425,000 in principal face amount of these notes agreed to drop the demand repayment feature and extend the maturity date of such notes until April 15, 2006, in return for lowering the conversion price of the notes to $3.50 per share, lowering the exercise price on their existing 9,108 warrants from $4.375 to $3.50 per share, and the granting of an additional 9,108 warrants at an exercise price of $3.50 per share. Also in April 2004, noteholders representing $155,000 in principal face amount of these notes agreed, by amendment, to convert their notes into shares of our common stock immediately prior to the effective date of this prospectus in exchange for lowering the conversion price of the notes from $4.375 to $3.50 per share, lowering the exercise price of the initial 3,321 warrants granted to such noteholders from $4.375 to $3.50 per share, and granting such noteholders 3,321 additional warrants at an exercise price of $3.50 per share.

Registration Rights

        Upon completion of the offering, assuming the conversion into common stock of all of the principal and interest of the 2004 notes issued as of March 31, 2004, and the exercise of all warrants to purchase shares of common stock issued in connection with those 2004 notes, the holders of an aggregate of approximately 265,038 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of a Registration Rights Agreement, if we complete the initial public offering of our securities as contemplated by this prospectus, as soon as practicable thereafter these shareholders are entitled to require us to register all of their shares of common stock issued upon conversion of the notes or exercise of the warrants on Form S-3. The rights are subject to conditions and limitations, among them the availability to us of form S-3 and the limited right of the board of directors to delay the offering in its good faith judgment.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

        Our amended and restated articles of incorporation and bylaws include provisions that:

  •
  authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

  •
  prohibit shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our shareholders;

  •
  prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

  •
  provide that our board of directors is divided into three classes, each serving three-year terms;

  •
  preclude the ability of shareholders to call special meetings of shareholders; and

  •
  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

        These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of the increased protection outweigh the disadvantages. The provisions enhance our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company. Among other things, we believe that our ability to negotiate the terms of an unfriendly or unsolicited proposal could result in an improvement of the terms for the shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

American Stock Exchange Listing

        Our securities have been approved for listing on the American Stock Exchange as follows: 1) the units under the symbol "        ", 2) our common stock under the symbol "        " and 3) the warrants under the symbol "        ", each subject to official notice of issuance. Until the units are divided into their separate components of one share of common stock and one warrant, only the units will trade on the American Stock Exchange. Each unit will be divided into its separate component of one share of common stock and one warrant upon the earlier of one year from the date of this prospectus, or upon 30 days prior written notice from us. However, we will not allow separation of the units until the earlier to occur of 60 days immediately following this offering or the exercise by the underwriters of the entire over-allotment option. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange, and the warrants will trade separately from the common stock on such exchange. The units will cease to exist at such time.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

        After completion of this offering, we will have outstanding 3,346,887 shares of common stock, assuming no exercise of outstanding options or warrants after close of the offering. All of the 1,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. The remaining outstanding shares will become eligible for public sale as follows.

Rule 144

        In general, under Rule 144 as currently in effect, so long as a holder has beneficially owned restricted shares for at least one year, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock, or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. 363,089 shares may be sold 90 days after this offering under Rule 144, of which 294,518 may be sold pursuant to Rule 144(k) as described below.

Rule 144(k)

        A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. 294,518 shares may be sold as of the date of this prospectus under Rule 144(k).

Rule 701 and Options

        Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer or director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

  •
  affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144;

  •
  non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144; and

  •
  Rule 701 shares must be held at least 90 days after the date of this prospectus before they can be resold.

Stock Options and Warrants

        As of March 31, 2004, options to purchase a total of 694,619 shares of our common stock (377,727 of which are vested and exercisable) and warrants to purchase a total of 114,821 shares of our common stock were outstanding, all of which are currently exercisable. Accordingly, the shares underlying these options may be eligible for sale in the public markets, subject to the restrictions described above.

Registration Rights

        After this offering the holders of approximately 265,038 shares of our outstanding common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act, assuming conversion of all of the 2004 notes and accrued interest as of March 31, 2004 and related warrants on a cashless exchange basis. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act except for shares purchased by affiliates. See "Description of Securities—Registration Rights."

Lock-up Agreements

        Our officers and directors, who hold a total of 1,210,540 shares of our outstanding common stock (including preferred stock converted into common stock and conversion of a portion of the loan from our founder into shares of our common stock, together with the exercise of their vested options and warrants) and options, have agreed, pursuant to the underwriting agreement and other agreements, not to sell any of our common stock until 24 months from the dates of this prospectus without the prior consent of Neidiger, Tucker, Bruner, Inc. See "Underwriting." As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning after expiration of the 24 month lock-up period, subject in some cases to certain volume limitations.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov. Upon the completion of this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission's Internet site.

        You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement Filed on Form SB-2 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado. Certain legal matters will be passed upon for the representative of the underwriters by Jones & Keller, P.C., Denver, Colorado.

EXPERTS

        Our balance sheet at December 31, 2003 and the statements of operations, stockholders' equity and cash flows for each of the two years ended December 31, 2002 and 2003 included in this prospectus have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon such firm's authority as an expert in auditing and accounting.

        Our financial statements for the three months ended March 31, 2004 and 2003 have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or any other form of assurance on them.

HYPERSPACE COMMUNICATIONS, INC.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
HyperSpace Communications, Inc.
Greenwood Village, Colorado

        We have audited the accompanying balance sheet of HyperSpace Communications, Inc. as of December 31, 2003, and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HyperSpace Communications, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced circumstances, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      Ehrhardt Keefe Steiner & Hottman PC

March 19, 2004
Denver, Colorado

HYPERSPACE COMMUNICATIONS, INC.

Balance Sheets

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets
Cash	$602,236	$27,429
Accounts receivable	226,473	291,913
Other current assets	86,126	13,361

Total current assets	914,835	332,703

Non-current assets
Property and equipment—net	106,156	127,806
Capitalized software, net of accumulated amortization of $295,406 and $471,157, respectively	390,047	420,536
Intangible asset—cost	31,530	31,530

Total non-current assets	527,733	579,872

Total assets	$1,442,568	$912,575

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable—trade	$90,396	$139,794
Accrued compensation	97,178	103,611
Accrued other	53,284	81,199
Deferred revenue	149,427	152,089
Line-of-credit	95,500	95,500
Notes payable—founder	130,290	128,272
Notes payable	1,527,271	577,149
Settlement payable	—	42,500

Total current liabilities	2,143,346	1,320,114

Non-current liabilities
Long-term liability	—	—
Series A convertible preferred stock, no par value; convertible to common stock at original issuance price, plus cumulative dividends of 10% per annum; limited to the first 5 years following issuance; liquidation preference of $1,009,360 (2004) and $941,753 (2003);convertible upon public offering; 10,000,000 authorized; 221,714 (2004) and 211,714 (2003) shares issued and outstanding	970,000	926,250

Total non-current liabilities	970,000	926,250

Commitments and contingencies
Stockholders' deficit
Common stock—no par, 15,000,000 shares authorized; 1,454,722 and 1,378,539 shares issued and outstanding at 2004 and 2003, respectively	2,312,986	1,992,207
Accumulated deficit	(3,983,764)	(3,325,996)

Total stockholders' deficit	(1,670,778)	(1,333,789)

Total liabilities and stockholders' deficit	$1,442,568	$912,575

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statements of Operations

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002
Revenues
Licensing	$86,198	$246,536	$787,541	$596,905
Service revenues	49,926	36,980	195,678	53,928

Total revenues	136,124	283,516	983,219	650,833

Cost of revenue
Amortization of capitalized software	30,488	53,520	405,194	187,181
Cost of service revenues	27,903	70,320	268,012	335,920
Research and development	71,561	70,870	150,831	220,693

Total cost of revenue	129,952	194,710	824,037	743,794

Operating expenses
Sales and marketing	120,410	214,524	645,589	893,274
General and administrative expenses	393,524	255,651	792,991	923,533
Impairment of intangibles	—	—	85,296	—

Total operating expenses	513,934	470,175	1,523,876	1,816,807

Loss from operations	(507,762)	(381,369)	(1,364,694)	(1,909,768)

Other income (expense)
Interest expense	(147,486)	(65,061)	(251,430)	(112,335)
Settlement of liability	—	—	310,903	—
Other income (expense)	(2,520)	—	1,276	52

Total other income (expense)	(150,006)	(65,061)	60,749	(112,283)

Net loss	$(657,768)	$(446,430)	$(1,303,945)	$(2,022,051)

Basic and diluted weighted average common shares outstanding	1,379,889	1,299,748	1,300,721	1,197,368

Basic and diluted loss per common share	$(.48)	$(.34)	$(1.00)	$(1.69)

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statement of Changes in Stockholders' Deficit

For the Years Ended December 31, 2003 and 2002

	Common Stock				Preferred Stock
			Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount			Shares	Amount
Balance—December 31, 2001	989,571	$1,581,148	$(1,243,672)	$337,476	—	$—
Transfer of accumulated deficit upon termination of S-Corp status	—	(1,243,672)	1,243,672	—	—	—
Common stock issuance	256,429	897,500	—	897,500	—	—
Debt warrants issuance, net of offering costs	—	21,693	—	21,693	—	—
Stock and stock options issued for services	37,642	187,614	—	187,614	—	—
Stock issuance costs incurred	—	(10,265)	—	(10,265)	—	—
Net loss	—	—	(2,022,051)	(2,022,051)	—	—

Balance—December 31, 2002	1,283,642	1,434,018	(2,022,051)	(588,033)	—	—
Common stock issued in conversion of notes	78,571	275,000	—	275,000	—	—
Debt warrants issuance, net of offering costs	—	9,164	—	9,164	—	—
Stock and stock options issued for services	16,326	74,312	—	74,312	—	—
Stock issuance costs incurred	—	(52,100)	—	(52,100)	—	—
Stock options issued to employees	—	139,313	—	139,313	—	—
Option to purchase shares granted Chairman to CEO	—	112,500	—	112,500	—	—
Preferred stock issued for cash	—	—	—	—	80,286	351,250
Preferred stock issued in conversion of notes	—	—	—	—	131,428	575,000
Net loss	—	—	(1,303,945)	(1,303,945)	—	—

Balance—December 31, 2003	1,378,539	1,992,207	(3,325,996)	(1,333,789)	211,714	926,250
Conversion preference on convertible debt (unaudited)	—	45,800	—	45,800	—	—
Stock and stock options issued for services (unaudited)	10,852	71,833	—	71,833	—	—
Debt warrants issuance, net of offering costs (unaudited)	—	24,493	—	24,493	—	—
Common stock issued in conversion of notes (unaudited)	65,331	228,653	—	228,653	—	—
Stock issuance costs (unaudited)	—	(50,000)	—	(50,000)	—	—
Preferred stock issued for cash	—	—	—	—	10,000	43,750
Net loss (unaudited)	—	—	(657,768)	(657,768)	—	—

Balance—March 31, 2004 (unaudited)	1,454,722	$2,312,986	$(3,983,764)	$(1,670,778)	221,714	$970,000

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statements of Cash Flows

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(657,768)	$(446,430)	$(1,303,945)	$(2,022,051)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	21,650	23,459	90,177	70,475
Amortization	30,489	53,520	405,194	187,181
Impairment of intangible assets	—	—	85,296	—
Settlement of liability for reduced amount	—		(310,903)	—
Relief of accrued interest related to settlement	—	—	33,975	—
Options issued to employees	24,334	—	251,813	—
Warrants issued and conversion preference with debt	70,293	—	57,282	45,495
Options for services	—	—	18,812	55,864
Stock for services	22,500	49,694	55,500	131,750
Accrued interest included in notes payable	—	—	50,027	11,122
Accrued interest included in notes payable and related notes payable	1,792	7,281	24,328	14,044
Stock issuance costs	—	(15,442)	(100,218)	(34,067)
Changes in assets and liabilities
Accounts receivable	65,440	83,071	(22,863)	(259,050)
Other current assets	31,735	22,748	48,911	(31,597)
Accounts payable—trade	(49,398)	102,641	29,063	38,600
Accrued liabilities	(34,348)	(53,932)	(96,488)	31,816
Deferred revenue	(2,662)	(4,459)	59,888	91,201

	181,825	268,581	679,794	352,834

Net cash used in operating activities	(475,943)	(177,849)	(624,151)	(1,669,217)

Cash flows from investing activities
Purchase of property and equipment	—	(3,582)	(7,014)	(37,001)
Purchase of capitalized software	—	(69,040)	(245,325)	(327,034)
Purchase of intangibles	—	6,479	—	(102,196)

Net cash used in investing activities	—	(66,143)	(252,339)	(466,231)

Cash flows from financing activities
Proceeds from line of credit	—	—	95,500	—
Proceeds from related-party note payable	—	15,835	40,000	249,900
Proceeds from notes payable, net	1,090,500	204,453	366,000	800,000
Proceeds from long term debt	—	—	—	29,121
Proceeds from issuance of common stock	—	—	—	897,500
Receipts from issuance of preferred stock	43,750	25,000	351,250	—
Payment of current liability	(42,500)	—	—	—
Payment on note payable	(16,000)	—	—	—
Payment of offering costs	(25,000)	—	—	—

Net cash provided by financing activities	1,050,750	245,288	852,750	1,976,521

Net increase (decrease) in cash	574,807	1,296	(23,740)	(158,927)
Cash—beginning of year	27,429	51,169	51,169	210,096

Cash—end of year	$602,236	$52,465	$27,429	$51,169

(Continued on the following page.)

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statements of Cash Flows

(Continued from the previous page.)

Supplemental disclosure of cash flow information:

  Cash paid for interest for the three months ended March 31, 2004 (unaudited) and 2003 (unaudited) was $25,414 and $9,591, and for the years ended December 31, 2003 and 2002 was $126,284 and $67,819, respectively.

  No cash was paid for income taxes for the three months ended March 31, 2004 (unaudited) and 2003 (unaudited) and years ended December 31, 2003 and 2002, respectively.

Supplemental disclosure of non-cash activity:

  During the three months ended March 31, 2004 (unaudited), $228,652 of notes payable was converted to common stock, at $3.50 per share.

  During the year ended December 31, 2003, $200,000 of related party notes payable and $375,000 of notes payable were converted to preferred stock, at $4.38 per share.

  During the year ended December 31, 2003, $275,000 of notes payable was converted to common at $3.50 per share.

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Notes to Financial Statements

Note 1—Description of Business and Summary of Significant Accounting Policies

        HyperSpace Communications, Inc. (the Company) was formed in February 2001 as a company organized under the laws of the State of Colorado. The Company, based in Denver, Colorado, manufactures and markets HyperWeb™ and HyperTunnel™software products, which accelerate web- and client/server-based applications over wider area networks, both terrestrial and wireless, thereby increasing performance and throughput and lowering costs for bandwidth, hardware, software, IT overhead and human resources while increasing employee productivity and customer satisfaction. The Company's mission is to make companies more efficient and profitable through higher performance of mission-critical applications. The Company's products are in production providing service to thirty of the largest Global 2000 companies across four continents

        The Company elected treatment and was accepted as an S-Corporation for tax year 2001. Effective January 1, 2002, the Company, pursuant to the consent of a majority of the stockholders and a board of director resolution, elected to revoke its status as an S-Corporation so shareholders of certain partnerships and corporations could invest in the Company. In March 2001, the Company acquired substantially all of the assets of Remote Communications, Inc. ("RCI"). The purchase price of $400,000 included assuming certain liabilities of $46,597 and the issuance of a note in the amount of $353,403. The assets of RCI included various computer programs, source code and the expertise of RCI's management.

Interim Financial Information

        The unaudited financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the three months ended March 31, 2004 are not necessarily an indication of the results that may be expected for the entire fiscal year.

Cash

        The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with.

Concentrations of Credit Risk

        The Company's operations are subject to the customary risks of doing business abroad, including, but not limited to, currency fluctuations, custom duties, various import controls and other non-tariff barriers, restrictions on the transfer of funds, commodity risks, general economic market conditions, adaptability of technology, and political instability. To date, these factors have not had a material adverse impact on the Company's operations. Other than certain European agreements, which are usually denominated in Euros or GBP, most non-U.S. agreements are denominated in U.S. Dollars. In the future, if the number of Euro denominated agreements is significant the Company may consider buying forward currency cover to protect against currency fluctuations. For the three months ended March 31, 2004 (unaudited) and the year ended December 31, 2003 the Company recorded $3,739 in foreign currency losses and $24,860 in foreign currency gains due to Euro denominated agreements.

        Due to growing customer base, the Company is subject to the risks of concentration of credit risk in a few customers. During 2003, the Company had three customers that accounted for approximately

34% of total revenues and 73% of total accounts receivable. In addition, approximately 64% of the revenues were derived from sales made to U.S. based organizations or divisions.

        In the first quarter of 2004, five customers accounted for more than 66% of the Company's revenues. In addition, 68% of revenues were due to sales made to U.S. based organizations. At March 31, 2004, one customer accounted for 57% of the total accounts receivable balance.

Allowance for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts at an amount estimated to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on receivables. Overdue accounts are reviewed, and an additional allowance is recorded when determined necessary to state receivables at realizable value. In judging the adequacy of the allowance for doubtful accounts, the Company considers multiple factors including historical bad debt experience, the general economic environment, and the aging of its receivables. A considerable amount of judgment is required when assessing the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. As of March 31, 2004 (unaudited) and December 31, 2003 the Company has determined that no reserve is necessary for doubtful accounts.

Software Development Costs

        FASB 86 sets out the following treatment with respect to internally developed software and purchased software from third parties that the Company follows:

        Pre-Feasibility Stage:    Costs incurred to establish the technological feasibility of a software program are expensed as incurred. For these purposes, technological feasibility is achieved when all planning, designing, coding, and testing has been sufficiently completed such that the program can be produced to meet its design specifications.

        Post-Feasibility/Pre-Release Stage:    Costs incurred following technological feasibility but prior to commercial release are capitalized and recorded at cost. These costs are not applied against revenues generated during that period.

        Post-Release Stage:    Commencing with commercial release of the program, costs that have accumulated in the R&D account are amortized over the program's expected useful life.

        The Company's internal software development costs include application and tools development, translation, testing and localization costs incurred in producing software and associated documentation to be licensed to customers. The Company also may contract with third parties to develop and test software that will be licensed to customers. In addition, from time to time the Company purchases source code or product rights from third parties that will be integrated with the Company's software.

        As of March 31, 2004 (unaudited) and December 31, 2003, the Company has capitalized costs (in accordance with the above criteria) associated with its HyperTunnel product of $373,213. HyperTunnel was commercially released in January 2004 and transferred to fixed assets. The Company is amortizing the costs on a straight-line basis over the estimated life of five years, with amortization of $18,661 for the three months ended March 31, 2004 (unaudited). The Company is amortizing its capitalized costs of the HyperWeb product on a straight-line basis over three years and anticipated these capitalized costs to be fully amortized as of December 31, 2004.

        Research and development (R&D) costs relating principally to the design and development of products (exclusive of costs capitalized under SFAS No. 86) are expenses as incurred. The costs of developing routine enhancements are expensed as R&D costs as incurred because of the short time between the determination of technological feasibility and the date of general release of related products.

        The amortization of capitalized software costs is computed as the greater of a) the amount determined by ratio of the product's current revenue to its total expected future revenue, or b) the straight-line method over the product's estimated useful life. Amortization expense of capitalized software was $30,489 for the quarter ending March 31, 2004 (unaudited) and $405,194 and $187,181 for the years ending December 31, 2003 and 2002, respectively, and is included in cost of revenues in the statements of income. Included in 2003 amortization is an impairment of approximately $191,000 related to one capitalized product no longer deemed viable.

Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 2 to 5 years.

Intangible Assets

        Intangible assets include the amounts paid by the Company for patents, trademarks and intellectual property and are analyzed annually for impairment. Impairment of all trademarks and intellectual property was deemed necessary at year-end December 2003 resulting in an impairment of $85,296. As of March 31, 2004 (unaudited) and December 31, 2003 the Company's only intangible asset is capitalized patent costs. As of March 31, 2004 (unaudited) an intangible asset of $206,240 became fully amortized.

Income Taxes

        The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company's temporary differences result primarily from capitalized software, deferred revenue and property and equipment.

Revenue Recognition

        The Company derives revenues from the following sources: software license revenue and services revenue, which primarily consists of maintenance, consulting and training. The Company recognizes revenue in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the American Institute of Certified Public Accountants' Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," and other authoritative accounting literature.

License Fee Revenue

        For software license agreements that do not require significant modification or customization of the software, the Company recognizes revenue when evidence of a non-cancelable, signed contingency-free agreement exists, any acceptance testing is complete, delivery of the product has occurred, the license fee is fixed or determinable and collection is probable. In all other instances, revenue is deferred. Deferred revenue is recorded as a current liability until all the elements to be delivered at a future date and vendor specific evidence of acceptance have occurred.

        Receipt of a customer purchase order is persuasive evidence of an arrangement. Sales through the Company's distribution channels are evidenced by agreements governing the relationship together with purchase orders from the ultimate end customers. Delivery generally occurs when the customer has received an electronic media copy of the software or where the Company has evidence that the software has been downloaded by the customer from the Company.

        If provided in a license agreement, acceptance provisions that grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications, the Company defers revenue recognition until acceptance by the customer or the acceptance period has lapsed. Generally customer agreements have no such provisions and as the likelihood of non-acceptance is remote, the Company generally recognizes revenue when all other criteria of revenue recognition are met.

        Typically, the Company's software licenses do not include significant post-delivery obligations to be fulfilled by the Company, and payments are due within 30 days from the date of delivery. For customers who pay license fees based on number of monthly subscribers under a utility-based pricing model and where the license allows for payment terms of more than 12 months from the date of delivery, revenue is recognized as payments become due assuming all other conditions for revenue recognition have been satisfied.

Services Revenue

        Maintenance revenue is recognized ratably over the term of the maintenance agreement, typically one year. Consulting services generally do not involve significant modification or customization of the licensed software. Consulting and training revenues are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from fixed price contracts is recognized on a percentage of completion basis, which involves the use of estimates. If the Company does not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when the Company receives final acceptance from the customer. There were no fixed price contracts in place at March 31, 2004 (unaudited), December 31, 2003 or 2002. Revenue from agreements for supporting and providing periodic unspecified upgrades to the licensed software is recorded as unearned revenue and is recognized ratably over the support service period.

Advertising Costs

        The Company expenses advertising costs as incurred.

Research and Development Costs

        Expenditures made for research and development are charged to expense as incurred.

Stock-Based Compensation

        The Company has determined the value of stock-based compensation arrangements under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees"; and will make pro forma disclosures required under SFAS No. 123,"Accounting for Stock-Based Compensation." SFAS No. 123 permits the use of either a fair value based method of the method defined in APB No. 25 to account for stock-based compensation arrangements. Companies that elect to use the method provided in APB No. 25 are required to disclose the pro forma net income (loss) and earnings per share that would have resulted from the use of the fair value based method.

        For the year ended December 31, 2002 the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumption: Approximate risk free rate of 2.0%, average expected life of 8.77 years for employees and 4.51 years for third parties, dividend yield of 0% and volatility of 17.2%. The Company records the fair value of options granted to third parties using the Black Scholes option-pricing model.

        In accordance with APB 25, for the year ended December 31, 2003 and the quarter ended March 31, 2004 (unaudited) the Company recorded stock options granted to employees as an expense in its Statement of Operations and an addition to common stock. During 2003 the Founder granted the new CEO an option to purchase 107,143 of his shares of company stock over a three-year period. The Company also recorded compensation for the transaction as the transaction is deemed to benefit the Company. Both transactions were recorded based on the difference between the exercise price and $4.55 per share allocated to the common stock of the anticipated $5.00 initial public offering price per unit. The allocation was determined using the Black Scholes option pricing model with the following assumptions: Approximate risk free rate of 2%, average expected life of 5.7 years, dividend yield of 0% and volatility of 17.2%.

        On March 31, 2004, the Financial Accounting Standards Board (FASB) issued an Exposure Draft, Share-Based Payment, an Amendment of FASB Statement 123 and APB 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options. Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

Fair Value of Financial Instruments

        The carrying amounts of financial instruments including cash and cash equivalents, receivables, prepaids, accounts payable and accrued expenses approximated fair value as of March 31, 2004 (unaudited) and December 31, 2003 because of the relatively short maturity of these instruments.

        The carrying amounts of notes payable and debt issued approximated fair value as of March 31, 2004 (unaudited) and December 31, 2003 because interest rates on these instruments approximate market interest rates.

Expense Reimbursements

        In November 2001, the FASB issued a Staff Announcement Topic D-103 (Topic D-103), "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." Topic

D-103 establishes that reimbursements for out-of-pocket expenses should be reported as revenue in the statement of operations. The Company has adopted this guidance.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic Loss Per Share

        The Company applies the provisions of Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (FAS 128). All dilutive potential stock warrants, stock options, convertible debt and convertible preferred stock have an antidilutive effect on diluted per share amounts and therefore have been excluded in determining net loss per share. The Company's basic and diluted loss per share is equivalent and accordingly only basic loss per share has been presented. At March 31, 2004 (unaudited) the dilutive effect of such items would increase shares outstanding by a total of 1,332,023 made up conversion of debt into 382,968 common shares, conversion of warrants into 23,724 common shares and conversion of preferred shares into 230,711 common shares and 694,620 of stock options.

Note 2—Management Plans

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

        At quarter end March 31, 2004 (unaudited) and the year-end December 31, 2003, the Company does not have sufficient funds to continue as a going concern. In February and March 2004 the Company issued a net amount of $1,100,000 of notes payable to third parties; interest at rates at 12% per annum; principal and interest due in March 2005. This amount is not deemed sufficient to enable the Company to continue as a going concern. The Company is in active discussions with various funding sources including a public offering of its securities. Such expectations are accompanied by risk. There can be no assurance, however, that the Company will complete such a financing. In addition, such financing may be obtained on terms unfavorable to the Company and may result in additional dilution to its stockholders.

Note 3—Property and Equipment

        Property and equipment consist of the following:

	March 31, 2004	December 31, 2003
	(unaudited)
Computer equipment	$218,985	$218,985
Office equipment	115,076	115,076
Software	26,051	26,051

	360,112	360,112
Less accumulated depreciation	(253,956)	(232,306)

	$106,156	$127,806

        Depreciation expense for the quarters ended March 31, 2004 (unaudited) and March 31, 2003 was $21,650 and $23,459, respectively, and for the years ended December 31, 2003 and 2002 was $90,177 and $70,475, respectively.

Note 4—Line-of-Credit

	March 31, 2004	December 31, 2003
	(unaudited)
The Company has a $100,000 line-of-credit payable to a bank, due August 2004. Interest is 6.5% per annum payable monthly. Guaranteed by founder.	$95,500	$95,500

Note 5—Notes and Settlements Payable

        Notes payable consist of:

	March 31, 2004	December 31, 2003
	(unaudited)
Notes payable to third parties issued in 2002 and 2003 bear interest at 9% per annum with the principal and interest due on varying dates, ranging from currently due to March 2005. At any time at the option of the note holder, the notes and any accrued interest may be converted into equity under a number of conditions including: Automatically upon an equity transaction of at least $3 million at a rate of 75% of the per share price of the related equity financing. The notes are also convertible at the option of the note holder prior to any equity financing to common or preferred stock at a specified price of $3.50. The notes have detachable warrants for purchase of common stock. Warrants were also issued to placement agents. The value of the warrants were booked as a discount to the debt balance and expensed each year to interest. The notes are secured by all assets of the Company	$320,995	$577,149

Notes payable to third parties issued in 2004 bear interest at 12% per annum with the principal and interest due upon demand after the earlier to occur of (a) thirty (30) days after the Closing of the Company's Initial Public Offering, or (b) 12 months after the date of this Note. The Holder shall have the right, at any time prior to payment (or pre-payment), to convert all or any part of the then outstanding balance of principal and interest under this Note into shares of common stock at the conversion price of $4.38 per share. The notes have detachable warrants for purchase of common stock. The value of the warrants were booked as a discount to the debt balance and expensed each year to interest. The notes are secured by all assets of the Company. A beneficial conversion feature of $45,800 is recorded on the notes, which represents the difference between the conversion price and the fair value of the stock. The $45,800 is recorded to interest expense as the notes are immediately convertible	1,155,249	—
Note payable to a related party; interest at 10%; matures on May 1, 2004; unsecured	51,027
Notes payable to the founder; interest at 9%; due on demand; unsecured	130,290	128,272
Settlement payable to RCI related to assets purchased; interest at 0% due March 2004. The liability and all claims were settled in full and the December 31, 2003 balance was adjusted accordingly	—	42,500

	1,657,561	747,921
	—	—
Less current portion	(1,657,561)	(747,921)

	$—	$—

Note 6—Stockholders' Equity

2002 Private Placements

        In 2002, the Company raised $1,085,114 from the issuance of 294,071 shares of common stock in various private placements for cash and the issuance of common stock in lieu of cash compensation.

2003 Private Placements

        During 2003, the Company raised an additional $74,312 from the issuance of 16,326 shares of common stock in lieu of cash compensation. During 2003, Convertible Notes Payable in the amount of $275,000 was converted into 78,571 shares of common stock and $375,000 converted into 85,713 Preferred Shares. Also in 2003, the Company closed its private placement offering of shares of

Preferred Stock at $4.38 per share. 80,286 shares of Preferred Stock were issued for $351,250 during 2003 for new cash investments into the Company. Additionally, the majority shareholder converted $200,000 in a short-term loan to 45,715 shares of Preferred Stock during 2003.

2004 Private Placements

        During the quarter ended March 31, 2004 (unaudited), the Company raised an additional $43,750 through the issuance of 10,000 shares of preferred stock at $4.38 per share. 10,852 shares of common stock were issued in lieu of cash compensation of $71,833. Also during 2004 (unaudited), Convertible Notes Payable in the amount of $228,653 was converted into 65,331 shares of common stock.

Preferred Stock

        During the quarter ended March 31, 2004 (unaudited) and year ended December 31, 2003, 10,000 and 211,714 shares, respectively, of Series A preferred stock were issued at $4.38 Holders of Series A preferred stock are entitled to receive cumulative annual dividends, when declared by the board of directors, at the rate of 10% of the original issue amount, prior to the payment of dividends to holders of any other stock of the Company, limited to the first five annual periods following original issuance. Additionally, holders of the Series A preferred stock are entitled to participate pro rata in any dividends paid on the Company's common stock on an as-if-converted basis.

        The liquidation preference of the Series A preferred stock is in priority to any other stock of the Company and is equal to the original issue price per share plus a cumulative, compounded return of 10% per annum, limited to the first five annual periods following original issuance. After payment in full of the applicable preference amount, holders of the Series A preferred stock are entitled to participate ratably in other distributions, on an as-if-converted basis.

        The Series A preferred stock is convertible at the option of the holder, at any time, into shares of the Company's common stock at an initial ratio based upon redemption of preferred at the original issuance price of $4.38 to common stock at the applicable fair market value. Conversion is mandatory upon either the consent of the holders of a majority of the outstanding shares of Series A preferred or consummation of a public offering of the Company's common stock for total proceeds of at least $3 million. The respective conversion ratio is subject to adjustment upon the occurrence of certain events to reduce dilution.

        As of March 31, 2004 (unaudited) and December 31, 2003, the Company has accrued dividends $39,360 and $15,503, which is included in accrued other.

        Each share of Series A preferred stock has the right to that number of votes equal to the number of shares of common stock into which it is convertible and will generally vote with the common stock as a single class.

Stock Options

        In September 2001, the Company established an Incentive Stock Option Plan (the 2001 Option Plan). The options that were granted vest over a period of time ranging from one to two years with a term of not more than 10 years. A total of 1,428,571 shares of common stock are authorized for issuance under the 2001 Option Plan. This plan is authorized to issue options and warrants. Generally options have been granted to employees, third party consultants and members of the Board of

Directors. Warrants have generally been issued to Note holders in conjunction with raising convertible debt financing and to third party financing entities who have received cash and/or warrants as part of their compensation for raising funds.

        For the employee options of 137,773 and 132,678 granted in 2004 (unaudited) and 2003, respectively, the Company has recorded an expense in the amount of $24,334 (unaudited) and $139,312. During 2003 the Founder granted the new CEO an option to purchase 107,143 of his shares of Company stock over a three-year period. The Company recorded a compensation amount of $112,500 for the transaction. In accordance with APB 25, the expense amounts were recorded based on the difference between the exercise price at the date of grant and $4.55 per share allocated to the common stock and $.45 per warrant based on the Black Scholes option pricing model. The allocation using the Black Scholes option pricing model used the following assumptions: approximate risk free rate of 2%, average expected life of 5.7 years, dividend yield of 0% and volatility of 17.2%.

        For third party consultant options, the Company has recorded an expense in 2002 in the amount of $55,864 based on the fair value of options using the Black Scholes pricing model. In 2003, the Company recorded an expense for the 29,821 options granted, based on the number of options granted multiplied by the difference between the exercise price $3.50 at the date of the grant and the anticipated value of $4.55 per share allocated to the common stock and $.45 per warrant based on the Black Scholes option pricing model using the following assumptions: Approximate risk free rate of 2%, average expected life of 5.7 years, dividend yield of 0% and volatility of 12.7%. In 2003, this has resulted in an expense and an addition to Common Stock in the amount of $31,312.

        The following table presents the activity for options outstanding:

	Employee Incentive Stock Options	Employee Non- Qualified Stock Options	Third-Party Consultant Options	Weighted Average Exercise Price
Outstanding—December 31, 2001	287,500	121,428	22,000	$3.50
Granted	416,072	104,286	86,072	3.50
Forfeited/canceled	(385,715)	(21,429)	—	3.50
Exercised	—	—	—	—

Outstanding—December 31, 2002	317,857	204,285	108,072	3.50
Granted	120,535	12,143	29,821	3.50
Forfeited/canceled	(89,286)	(61,429)	(30,714)	3.50
Exercised	—	—	—	—

Outstanding—December 31, 2003	349,106	154,999	107,179	3.50
Granted	93,143	44,643	1,263	4.38
Forfeited/canceled	(35,714)	(19,643)	(357)	3.50
Exercised	—	—	—	—

Outstanding at March 31, 2004 (unaudited)	406,535	179,999	108,085	$3.68

        The following table presents the composition of options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Range of Exercise Prices
	Number	Price*	Life*	Number	Price*
$3.50	555,570	$3.50	7.77	377,727	$3.50
$4.38	139,049	$4.38	10.00	0	$—

March 31, 2004 (unaudited)	694,619	$3.67	8.17	377,727	$3.50

	Options Outstanding			Options Exercisable
Range of Exercise Prices
	Number	Price*	Life*	Number	Price*
$3.50	611,284	$3.50	8.02	412,179	$3.50

Total December 31, 2003	611,284	$3.50	8.02	412,179	$3.50

*
Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

        The Company had adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". Accordingly, no compensation cost is recognized for the issuances of stock options to employees when the exercise price approximates market. Pursuant to the Accounting Principles Board Opinion No. 25 the Company would recognize compensation expense on issuances of stock options to employees when the exercise price is less than the fair value of the stock. Had compensation cost for the Company's option plan been determined based on the fair value of the option at the grant date for awards consistent with the provisions of SFAS 123, the Company's net loss and basic loss per common share would have been changed to the pro forma amounts indicated below. As noted above, in accordance with APB 25 the Company recorded an expense for the 2003 and 2004 (unaudited) options granted to employees as the difference between the exercise price at the date of grant and $4.55 per share allocated to the common stock and $.45 per warrant based on the Black Scholes option pricing model. The proforma amount represents the additional expense that would be recorded under SFAS 123.

		December 31,
	March 31, 2004
		2003	2002
	(unaudited)
Net loss—as reported	$(657,768)	$(1,303,945)	$(2,022,051)
Net loss—pro forma	(832,678)	(1,373,497)	(2,523,394)
Basic loss per common share—as reported	(.48)	(1.00)	(1.69)
Basic loss per common share—pro forma	(.60)	(1.06)	(2.11)

        The fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used at March 31, 2004 (unaudited) and December 31, 2003 and 2002:

		December 31,
	March 31, 2004
		2003	2002
	(unaudited)
Approximate risk free rate	2.00%	2.00%	2.00%
Average expected life	10 years	5.7 years	8.77 years
Dividend yield	—%	—%	—%
Volatility	17.20%	17.20%	17.20%
Estimated fair value of total options granted	$199,243	$208,864	$501,343

Warrants

        As described above, the Company has issued warrants in connection with the issuance of notes payable. The Company has used the Black-Scholes method to value these options. The Company issued 51,429 warrants in 2002 of which 28,571 were to Note holders ($3.85 exercise price and a five-year exercise period) and 22,858 to financing entities ($3.50 exercise price and a ten-year exercise period). In 2002, the Company booked a charge to Interest Expense of $21,693 for the warrants issued to Note holders and a charge to Stock Issuance Costs of $23,802 for the warrants issued to financing entities.

        In 2003, the Company used the Black-Scholes method to compute the value of 7,143 warrants issued to Note holders ($3.85 exercise price and a five-year exercise period) and 31,357 warrants issued to financing entities ($3.50 exercise price and exercise lives between 5 and 6.25 years). This has resulted in the Company booking a charge to Interest Expense of $9,165 for the warrants issued to Note holders and a charge to Stock Issuance Costs of $48,117 for the warrants issued to financing entities.

        During the quarter ended March 31, 2004 (unaudited) the Company used the Black-Scholes method to compute the value of 24,892 warrants issued to Note holders ($4.38 exercise price and a five-year exercise period). This has resulted in the Company booking a charge to Interest Expense of $24,493 for the warrants issued to Note holders.

        The following table presents the activity for warrants outstanding:

	Number of Warrants	Weighted Average Exercise Price
Outstanding—December 31, 2001	—	$—
Issued	51,429	3.85
Forfeited/canceled	—	—
Exercised	—	—

Outstanding—December 31, 2002	51,429	3.85
Issued	38,500	3.62
Forfeited/canceled	—	—
Exercised	—	—

Outstanding—December 31, 2003	89,929	$3.73
Issued	24,892	4.38
Forfeited/canceled	—	—
Exercised	—	—

Outstanding—March 31, 2004 (unaudited)	114,821	$3.89

        All of the outstanding warrants are exercisable and have a weighted average remaining contractual life of 4.91 years as of March 31, 2004 (unaudited).

Note 7—Income Taxes

        The Company did not provide a current or deferred federal, state or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of the net operating loss, because of uncertainty regarding its realizability. Tax benefit from net operating losses and timing differences are calculated at an estimated blended federal and Colorado tax rate of 37.3%.

        At March 31, 2004 (unaudited) and December 31, 2003, the Company had net operating losses of approximately $3,600,000 and $3,000,000 related to federal, foreign and state jurisdictions, respectively. Utilization of the net operating loss, which expires at various times starting in 2021, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are approximately as follows:

		December 31,
	March 31, 2004
		2003	2002
	(unaudited)
Net operating loss	$1,224,000	$1,079,000	$684,000
Deferred revenue	55,000	57,000	34,000

Total deferred tax assets	1,279,000	1,136,000	718,000
Valuation allowance for deferred tax assets	(1,279,000)	(1,136,000)	(718,000)

Net deferred tax asset	$—	$—	$—

Note 8—Commitments and Contingencies

Operating Leases

        The Company leases facilities and equipment under non-cancelable operating leases. Rent expense for the for the quarter ended March 31, 2004 (unaudited) was $23,254 and for the years ended December 31, 2003 and 2002 was $95,788 and $139,261, respectively.

        Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2004	$117,217
2005	99,659
2006	8,093

$224,969

Litigation

        In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Product and Service Warranty Reserve

        The Company does not have a reserve for any warranty costs due to the fact that: (i) historically there have been no such material claims, (ii) certain minor claims have been settled by providing new copies of the software that was defective and (iii) the Company offers a free 30-day trial before any purchases are consummated. There have been no claims for installation problems due to the ease and self-install nature of our products. Should these circumstances change, the Company will record a reserve equal to the costs to repair or otherwise satisfy the claim.

Employment Agreements

        The Company has entered into employment agreements with certain members of its senior management team. These agreements bear standard employment terms and conditions. The CEO's contract is a three-year contract commencing on October 1, 2003 and calls for a minimum 2004 bonus of $100,000 based on satisfactory performance and continued employment. The 2004 bonus is not accrued as of December 31, 2003.

Note 9—Subsequent Events

        As discussed above in March 2001, the Company purchased the assets of RCI with an outstanding note of $353,403 at 0% interest and due on March 5, 2004. As a consequence of the acquisition of the assets from RCI, certain RCI principals became employees of the Company. Within a few months of the acquisition in March 2001, the RCI principals left the Company. In January 2004, the Company filed certain claims against RCI claiming a breach of the terms of the sale of the assets. In March 2004, the Company settled all aspects of this claim, in full, for $42,500. In 2003, the Company has recorded a gain on this settlement in the amount of $310,903.

        In accordance with FASB 128 the number of common shares and preferred shares outstanding has been changed to reflect the proposed 14 for 1 reverse stock split as part of the planned public offering of the Company's securities. In addition computation of basic and diluted EPS have been changed. As of the report date of these financials the board of directors have not approved this transaction and the Articles of Incorporation have not been amended.

        On April 15, 2004, the Company issued a cease and desist letter to an unrelated company with an identical name as Hyperspace Communications, Inc. The Company believes its trademarks are valid as registrations have been received with the Federal Trademark Office. If the Company was unsuccessful in affirming the trade name this could have a material negative impact on the Company including it patents and intangible assets.

1,500,000 Units
Each Unit Consisting of One Share of Common Stock
and
One Warrant to Acquire One Share of Common Stock

HYPERSPACE COMMUNICATIONS, INC.

PROSPECTUS

Neidiger, Tucker, Bruner, Inc.	Pali Capital, Inc.

        Through and including                        , 2004 (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers.

        Our amended and restated articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law.

        Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

        Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

  •
  acted in good faith;

  •
  if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

  •
  in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if:

  •
  in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

  •
  in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

        We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC registration fee*
NASD filing fee*
American Stock Exchange listing fee*
Accounting fees and expenses*
Legal fees and expenses*
Printing and engraving expenses*
Transfer agent fees*
Blue sky fees and expenses*
Miscellaneous expenses*

Total*	$

*
to be filed by amendment

Item 26. Recent Sales of Unregistered Securities

        In the preceding three years, we have issued the following securities that were not registered under the Act:

  •
  717,857 shares of common stock issued to our founder in exchange for cash at a purchase price of $.70 per share between March and October of 2001;

  •
  21,429 shares of common stock issued to a consultant in exchange for services at a valuation of $.70 per share in April of 2001; and

  •
  122,964 shares of common stock issued to consultants and employees in exchange for services at a weighted average price $3.46 per share between May of 2001 and March of 2004.

        No underwriters were involved in the sale of the securities identified above. The securities described above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) or Section 4(6) under the Securities Act of 1933, relative to sales by an issuer not involving any public offering and sales by an issuer solely to accredited investors where there is no advertising or public solicitation, to the extent an exemption from such registration was required.

  •
  448,571 shares of common stock to investors in exchange for cash at a purchase price of $3.50 between September of 2001 and December of 2002.

  •
  143,901 shares of common stock converted from notes at a purchase price of $3.50 in December 2003 and March 2004.

        The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration or an available exemption from such registration. Underwriters received commissions in the amount of 19,780 shares of common stock at various prices between $3.50 and $4.55 per share, warrants to purchase 25,643 shares of common stock at the exercise price of $3.50 per share, and 28,571 warrants to purchase shares of common stock at an exercise price of $3.85 in connection with the sale of the securities described above.

  •
  $1,200,000 in principal face amount of notes, bearing interest at 9%, convertible into common stock at a rate of $3.50 per share, together with 35,714 warrants to purchase common stock at an exercise price of $3.85 per share in June of 2002 and May of 2003.

        The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration or an available exemption from such registration. Underwriters received commissions in the amount of $100,000 in connection with the sale of the securities described above.

  •
  $50,000 principal face amount note, together with 357 warrants to purchase common stock at an exercise price of $4.375 per share in January of 2004.

        No underwriters were involved in the sale of the securities identified immediately above. The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933. and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration or an available exemption from such registration.

  •
  221,714 shares of series A convertible preferred stock between September 2003 and January 2004.

        No underwriters were involved in the sale of the securities identified immediately above. The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933. and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration or an available exemption from such registration.

  •
  $1,145,000 in principal face amount of notes, bearing interest at 12%, convertible into common stock at a rate of $4.375 per share, together with 24,536 warrants to purchase common stock at an exercise price of $4.375 per share in February and March of 2004. An additional $55,000 of these notes (under the same terms and conditions as above) were sold in April 2004. In April of 2004, $425,000 in principal face amount of these notes agreed to an amendment extending the maturity date of such notes to April 15, 2006. In conjunction with this amendment, the exercise price of the warrants and the conversion price of the notes into shares of our common stock was reduced from $4.375 per share to $3.50 per share, and an additional 9,108 warrants were issued at an exercise price of $3.50 per share. Further, in April of 2004, $155,000 in principal face amount of these notes agreed to convert to common stock immediately prior to the effective date of this prospectus. In conjunction with this amendment, the exercise price of the warrants and the conversion price of the notes into shares of our common stock was reduced from $4.375 per share to $3.50 per share, and an additional 2,143 warrants were issued at an exercise price of $3.50 per share.

        The securities described immediately above were issued to U.S. investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration or an available exemption from such registration. Underwriters received commissions in the amount of $104,500 in connection with the sale of the securities described immediately above.

  •
  694,619 options to purchase common stock at the exercise prices of $3.50 to $4.375 per share have been granted under the HyperSpace Communications, Inc. 2001 Equity Incentive Plan since our inception.

        The issuance of options to purchase common stock and the common stock issuable upon the exercise of such options as described above were issued pursuant to written compensatory plans or arrangements with the Registrant's employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act of 1933. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act of 1933. All certificates representing the issued shares of common stock described in this Item 26 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 27. Exhibits

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement
1.2	Form of Selected Dealers Agreement
1.3	Form of Warrant Exercise Fee Agreement
1.4	Form of Representative's Consulting Agreement
3.1*	Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc.
3.2*	Bylaws of Hyperspace Communications, Inc.

4.1*	Specimen unit certificate
4.2*	Specimen common stock certificate
4.3*	Specimen warrant certificate
4.4*	Form of Lock-up Agreement
4.5*	Form of representatives' option for purchase of common stock
4.6*	Form of representative's option for purchase of warrants
5.1*	Opinion of Perkins Coie LLP
10.1*	Form of Software License Agreement
10.2*	Founders Employment Agreement with John P. Yeros
10.3*	Executive Employment Agreement with Mark J. Endry
10.4*	Amended and Restated Employment Agreement with David J. Bauch
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2*	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on Signature page)

*
To be filed by amendment.

Item 28. Undertakings

        (a)   The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Greenwood Village, state of Colorado, on this 12th day of May, 2004.

HYPERSPACE COMMUNICATIONS, INC.
By:	/s/ MARK J. ENDRY Mark J. Endry, President & CEO

        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of John P. Yeros and Mark J. Endry as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendment, (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MARK J. ENDRY Mark J. Endry	Chief Executive Officer, President and Director (Principal Executive Officer)	May 12, 2004
/s/ MARK A. POUGNET Mark A. Pougnet	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	May 12, 2004
/s/ JOHN P. YEROS John P. Yeros	Chairman of the Board	May 12, 2004
/s/ RINA SINGER DELMONICO Rina Singer Delmonico	Director	May 12, 2004
/s/ DAVID E. GIRARD David E. Girard	Director	May 12, 2004
/s/ JAMES M. GUMINA James M. Gumina	Director	May 12, 2004
/s/ ERIC D. MURPHY Eric D. Murphy	Director	May 12, 2004
/s/ KENT SWANSON Kent Swanson	Director	May 12, 2004

EXHIBIT INDEX

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement
1.2	Form of Selected Dealers Agreement
1.3	Form of Warrant Exercise Fee Agreement
1.4	Form of Representative's Consulting Agreement
3.1*	Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc.
3.2*	Bylaws of Hyperspace Communications, Inc.
4.1*	Specimen unit certificate
4.2*	Specimen common stock certificate
4.3*	Specimen warrant certificate
4.4*	Form of Lock-up Agreement
4.5*	Form of representatives' option for purchase of common stock
4.6*	Form of representative's option for purchase of warrants
5.1*	Opinion of Perkins Coie LLP
10.1*	Form of Software License Agreement
10.2*	Founders Employment Agreement with John P. Yeros
10.3*	Executive Employment Agreement with Mark J. Endry
10.4*	Amended and Restated Employment Agreement with David J. Bauch
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2*	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on Signature page)

*
To be filed by amendment.